Filed pursuant to Rule 424(b)(5)
Registration No. 333-220285

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 6, 2017)

2,000,000 Ordinary Shares

Including Ordinary Shares in the Form of American Depositary Shares

We are offering 2,000,000 ordinary shares in a global offering.

We are offering ordinary shares in the form of an equal number of American Depositary Shares (ADSs) in the United States, Canada and certain countries outside of Europe, which we refer to as the U.S. offering. The ADSs may be evidenced by American Depositary Receipts (ADRs), and each ADS represents one ordinary share, no nominal value per share. We are offering ordinary shares in Europe and certain countries outside of the United States and Canada in a concurrent private placement, which we refer to as the European private placement.

We intend to grant the underwriters an option for a period of 30 days to purchase up to an additional 300,000 ordinary shares (which may be in the form of ADSs) from us.

The U.S. offering and the European private placement together constitute a single offering of securities that will occur simultaneously. The total number of ordinary shares in the U.S. offering and the European private placement is subject to reallocation between them.

Our ADSs trade on the Nasdaq Global Market under the symbol “CYAD.” On September 10, 2019, the last reported sale price of the ADSs as reported on the Nasdaq Global Market was $13.37 per ADS. Our ordinary shares are listed on Euronext Brussels and Euronext Paris under the symbol “CYAD.” On September 10, 2019, the last reported sale price of our ordinary shares on Euronext Brussels was €12.18 per share, equivalent to a price of $13.45 per share, based on an exchange rate of $1.10 to €1.00.

Investing in the ordinary shares or ADSs involves risks that are described in the “Risk Factors” section beginning on page S-15 of this prospectus supplement.

	Per ADS	Per Ordinary Share	Total
Public offering price	$10.00	€9.08	$20,000,000
Underwriting discount(1)	$0.60	€0.5448	$1,200,000
Proceeds, before expenses, to us(2)	$9.40	€8.5352	$18,800,000

(1)	We refer you to “Underwriting” beginning on page S-58 of this prospectus supplement for additional information regarding underwriting compensation.
(2)

Total proceeds from the global offering, including the European private placement, are $20,000,000 (assuming an exchange rate of $1.1008 per euro). Such proceeds less underwriting discounts and commissions are $18,800,000.

We are an “emerging growth company” as that term is used in the U.S. Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs and ordinary shares to purchasers on or about September 16, 2019.

Joint Book-Running Managers

Wells Fargo Securities	William Blair	Bryan, Garnier & Co.

Co-Manager

Kempen

The date of this prospectus supplement is September 11, 2019

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement adds to and updates information contained in and incorporated by reference into the accompanying prospectus dated October 6, 2017 relating to our ordinary shares and American depositary shares (ADSs). Neither we nor the underwriters have authorized any person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf or to which we may have referred you in connection with this global offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in, or incorporated by reference into this prospectus supplement or the accompanying prospectus speaks only as of the date of the prospectus supplement or the accompanying prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or of any sale of the securities offered hereby. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus contain or incorporate by reference market data and industry forecasts that were obtained from third parties and industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus or in any document incorporated by reference therein is generally reliable, such information is inherently imprecise.

No action is being taken in any jurisdiction outside the United States to permit the global offering or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this global offering and the distribution of the prospectus applicable to that jurisdiction.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

CAR-T-NKG2D, CYAD-01, CYAD-101, CYAD-02, CYAD-03, the CYAD-200 Series, including but not limited to CYAD-211, CYAD-221, and CYAD-231, Celyad and the Celyad logo and other trademarks or service marks of Celyad appearing in or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of Celyad. Trade names, trademarks and service marks of other companies appearing in this prospectus supplement or the accompanying prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement or the accompanying prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “Celyad,” “CYAD,” “we,” “us,” “our,” “the company,” “our company” or similar references refer to Celyad SA and its consolidated subsidiaries. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

Unless otherwise indicated, all references to “U.S. dollars,” “USD,” “dollars,” “US$” and “$” in this prospectus are to the lawful currency of the United States of America and references to “Euro,” “EUR,” and “€” are to the lawful currency of Belgium.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), that are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than present and historical facts and conditions contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated herein and therein by reference, including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. When used in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated herein and therein by reference, the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “should,” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•	our ability to advance drug product candidates into, and successfully complete, clinical trials;

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our ability to successfully implement our OptimAb manufacturing process for CYAD-01, our ability to successfully manufacture drug product candidates for our clinical trials, including drug product candidates with the desired number of T cells under our clinical trial protocols, and our ability to improve and automate these manufacturing procedures in the future;

•	our reliance on the success of our drug product candidates;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to develop sales and marketing capabilities;

•	the commercialization of our drug product candidates, if approved;

•	the pricing and reimbursement of our drug product candidates, if approved;

•	the implementation of our business model, strategic plans for our business, drug product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our drug product candidates and technology;

•	our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights and proprietary technology of third parties;

•	cost associated with enforcing or defending intellectual property infringement, misappropriation or violation; product liability; and other claims;

•	regulatory developments in the United States, the European Union, and other jurisdictions;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;

•	our ability to maintain and establish collaborations or obtain additional grant funding;

•	the rate and degree of market acceptance of our drug product candidates, if approved;

•	our financial performance;

•	developments relating to our competitors and our industry, including competing therapies;

•	our ability to effectively manage our anticipated growth;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to build our finance infrastructure, improve our accounting systems and controls and remedy the material weakness identified in our internal control over financial reporting;

•	our expectations regarding the period during which we qualify as an emerging growth company under the U.S. Jumpstart Our Business Startups Act of 2012 (the JOBS Act);

•	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;

•	our expected use of proceeds from the global offering;

•	our expectations regarding our passive foreign investment company (PFIC) status;

•	the future trading price of our ADSs and our ordinary shares and impact of securities analysts’ reports on these prices; and

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other risks and uncertainties, including those listed under the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus, and under the section titled “Item 3.D. —Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018.

You should refer to the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus, and the section titled “Item 3.D. — Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018 for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents that we incorporate herein and therein by reference, will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement or of the documents incorporated by reference herein, as applicable, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement and the accompanying prospectus, including the documents that we incorporate herein and therein by reference, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all the information that you should consider before investing in the ADSs or the ordinary shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the ADSs or the ordinary shares discussed under “Risk Factors” beginning on page S-15 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

COMPANY OVERVIEW

We are a clinical-stage biopharmaceutical company focused on the development of chimeric antigen receptor (CAR) T-lymphocytes (T-cells), or CAR-T, cell-based therapies for the treatment of cancer. Our product candidates currently under clinical development utilize NKG2D, an activating receptor of Natural Killer (NK) cells transduced on T-cells. NK cells are lymphocytes of the immune system that kill diseased cells. The receptors of the NK cells used in our product candidates target ligands, or binding molecules, that are expressed in cancer cells but are absent or expressed at very low levels in normal cells. Given the expression of these ligands on a wide array of cancer types, we believe our NKG2D-based CAR-T approach has the potential to treat a broad range of both solid tumors and hematologic malignancies.

Our lead clinical-stage drug product candidates, CYAD-01, an autologous NKG2D-based CAR-T, and CYAD-101, an allogeneic NKG2D-based CAR-T, are currently being evaluated in Phase 1 trials.

Our lead preclinical drug product candidates includes our next-generation, NKG2D-based CAR-T, CYAD-02, which incorporates short hairpin RNA (shRNA) technology to target NKG2D ligands MICA and MICB. In addition, we are also developing our CYAD-200 series of allogeneic CAR-T drug product candidates, which incorporate shRNA technology to target the CD3z component of the T-cell receptor (TCR) to knockdown the expression of the TCR/CD3 complex on the surface of the T-cell.

Clinical Update for CYAD-01

In June 2019, we announced updated clinical data from our THINK and DEPLETHINK clinical trials evaluating CYAD-01 for the treatment of relapsed/refractory (r/r) acute myeloid leukemia (AML) and myelodysplastic syndromes (MDS) at the 24th Congress of the European Hematology Association in Amsterdam, Netherlands. In July 2019, we announced updated clinical data from our SHRINK clinical trial evaluating CYAD-01 for the treatment of metastatic colorectal cancer (mCRC) at the European Society for Medical Oncology 21st World Congress on Gastrointestinal Cancer in Barcelona, Spain. In September 2019, we announced the successful administration of CYAD-01 produced with “OptimAb,” a modified manufacturing process for CYAD-01, to a patient enrolled in the Phase 1 DEPLETHINK trial.

THINK Phase 1 Trial in Hematological Malignancies Update

The THINK trial is an open-label, dose-escalation Phase 1 clinical trial assessing the safety and clinical activity of multiple CYAD-01 administrations in the absence of any bridging or preconditioning chemotherapy. The dose escalation segment of the trial evaluated three dose levels (300 million, one billion and three billion cells per infusion) of one cycle of three CYAD-01 administrations with two-week intervals.

In 2018, the THINK trial was amended to add two cohorts to assess a more frequent dosing schedule of CYAD-01 for the treatment of r/r AML. The cohorts are designed to evaluate six injections of CYAD-01 without preconditioning over two months of administration. The first cycle includes three infusions of CYAD-01 separated by one-week intervals. The second cycle includes three infusions of CYAD-01 separated by two-week intervals. Patients will either receive one billion cells per infusion (Cohort 10) or three billion cells per infusion (Cohort 11). The primary endpoint of the trial is safety and secondary endpoints include clinical activity and pharmacokinetics.

As of May 23, 2019, preliminary anti-leukemic activity has been observed in six out of 13 patients (46%) evaluable in the THINK Phase 1 trial evaluating CYAD-01, with four out of 13 patients (31%) exhibiting objective responses, including one out of the four patients experiencing a duration of response of over 90 days.

Overall, multiple infusions of CYAD-01 without any prior preconditioning chemotherapy continued to show an encouraging tolerability profile with eight patients from over twenty treated experiencing grade 3/4 treatment-related adverse events (AEs). No neurotoxicity AEs have been observed in any patient receiving CYAD-01.

The denser schedule of infusions in the absence of any bridging or preconditioning chemotherapy evaluated in Cohort 10 showed that of three r/r AML or MDS patients evaluable, one patient experienced disease stabilization and two patients had disease progression following treatment with up to six doses of one billion cells of CYAD-01.

The denser dosing schedule was generally reported to be well-tolerated. Three of four patients evaluable for safety in Cohort 10 experienced grade 1/2 cytokine release syndrome (CRS), which showed rapid resolution following the appropriate treatment, including tocilizumab. One patient experienced a grade 4 infusion reaction, which was not considered to be a dose-limiting toxicity of the therapy.

Overall, better time-averaged engraftment (area under the curve) was observed with a reduced interval dosing in Cohort 10 as compared to the equivalent dose of the THINK trial evaluating a cycle of three injections of CYAD-01 administered every two weeks.

Recruitment in Cohort 11 of the THINK trial evaluating the denser schedule of up to six infusions of three billion cells of CYAD-01 without preconditioning chemotherapy is ongoing and results are expected by the end of 2019.

DEPLETHINK Phase 1 Trial Update

The DEPLETHINK trial is an open-label, dose-escalation Phase 1 clinical trial to evaluate a single infusion of CYAD-01 following treatment with the standard preconditioning regimen of cyclophosphamide (300 mg/m²) and fludarabine (30 mg/m²), or CyFlu. The trial includes two different intervals between lymphodepletion and administration of CYAD-01. In addition, the trial will evaluate three dose levels of CYAD-01 including 100 million, 300 million and one billion cells per infusion, respectively. The primary endpoint of the trial is safety and secondary endpoints include clinical activity and pharmacokinetics.

The initial two cohorts of the DEPLETHINK trial enrolled six r/r AML or MDS patients who received a single administration of a safety-precaution low-dose CYAD-01 (100 million cells per infusion) following preconditioning chemotherapy consisting of cyclophosphamide and fludarabine (CyFlu) at either three or seven days between the preconditioning regimen and administration of CYAD-01.

As of May 23, 2019, three patients experienced grade 1/2 CRS, which showed rapid resolution following the appropriate treatment, including tocilizumab. One patient experienced a grade 4 infusion reaction, which was not considered to be a dose-limiting toxicity of the therapy, during the consolidation cycle without preconditioning.

Of the five patients evaluable, two patients experienced disease stabilization following treatment with CYAD-01.

Better time-averaged engraftment was observed after a single infusion of low-dose CYAD-01 with prior preconditioning compared to the dose-escalation segment of the THINK trial evaluating a cycle of three injections of CYAD-01.

In July 2019, a patient treated with CYAD-01 produced with the mAb manufacturing process died shortly thereafter due to an advanced progression of AML.

Evaluation of higher dose-levels comparable to the Phase 1 THINK trial, including 300 million and one billion cells, are ongoing in the dose-escalation trial. We dosed the first patient using the OptimAb manufacturing process for CYAD-01 in cohort 3 (300 million cells) of the Phase 1 DEPLETHINK trial in September 2019. Initial clinical data from cohort 3 of the DEPLETHINK trial are expected by year-end 2019. Additional results from patients in cohorts 3 and 4 dosed with OptimAb manufactured product are anticipated in the first half of 2020.

SHRINK Phase 1 Trial Update

The SHRINK trial is an open-label, dose-escalation Phase 1 clinical trial to assess the safety and activity of CYAD-01 administered concurrently with FOLFOX chemotherapy in patients with mCRC. Patients will receive six cycles of FOLFOX chemotherapy every two weeks and three administrations of CYAD-01 every two weeks.

As of July 5, 2019, nine mCRC patients had been enrolled in each dose-level (DL) (DL-1: 1x108 cells, DL-2: 3x108 cells and DL-3: 1x109 cells) of the dose-escalation SHRINK Phase 1 trial evaluating CYAD-01 administered concurrently with FOLFOX (combination of 5-fluorouracil, leucovorin and oxaliplatin) chemotherapy. Patient enrollment included four neoadjuvant first-line treatment colorectal cancer patients with resectable liver metastasis (no prior FOLFOX treatment) and five non-resectable mCRC patients with prior multiple chemotherapy lines including FOLFOX and/or FOLFIRI chemotherapy. The mean number of prior therapies received for the relapsed/refractory mCRC patients enrolled was three. Preliminary data showed a dose-dependent effect on the kinetics of cells with higher levels of cell engraftment at higher doses of CYAD-01. Of the nine mCRC patients, one neoadjuvant patient experienced a partial response according to RECIST 1.1 criteria and six patients experienced stable disease at three months. At the dose levels evaluated, treatment with CYAD-01 with standard FOLFOX chemotherapy was generally well-tolerated with no reports of CRS grade 2 or higher, related serious adverse events, dose-limiting toxicities nor on-target off-tumor dose-limited toxicity.

Regulatory and Manufacturing Update for CYAD-01

We recently submitted Chemistry, Manufacturing, and Control (CMC) amendments to the U.S. Food and Drug Administration (FDA) and Belgium’s Federal Agency for Medicines and Health Products (FAMHP) related to OptimAb.

OptimAb is designed as an iterative improvement of our first two manufacturing processes for CYAD-01 (the LY and mAb processes) and builds upon key characteristics of both. OptimAb utilizes a shortened eight-day cell culture and incorporates a selective phosphoinositide 3-kinase, or PI3K, inhibitor. Combined with the manufacturing optimizations previously developed by us, the OptimAb process is designed to produce a product that is enriched for T cells with a memory-like phenotype while maintaining the high level of manufacturing reliability required to support clinical development. The amendment filed with the regulatory agencies is based upon our in-house research focused on the development of a manufacturing process to enrich for T cells with memory-like phenotype.

Preclinical data based on conditions where the dose of CYAD-01 produced with the mAb manufacturing process is reduced to have minimal activity suggest that cells produced using the OptimAb manufacturing process drive improved anti-tumor activity in an aggressive AML model.

Following feedback from the FDA and FAMHP, the CMC amendments were accepted and are now in effect with regulators under the current IND application for CYAD-01. Based on regulatory feedback, we expect to stagger treatment of the first three subjects treated with CYAD-01 cells manufactured by OptimAb.

Clinical Update for CYAD-101

The alloSHRINK trial is an open-label, dose-escalation Phase 1 clinical trial to assess the safety and clinical activity of CYAD-101 administered concurrently with FOLFOX chemotherapy in patients with refractory mCRC. Similar to the SHRINK trial for CYAD-01, patients are set to receive six cycles of FOLFOX chemotherapy every two weeks and three administrations of CYAD-101 every two weeks.

In July 2019, we announced updated clinical data from our alloSHRINK clinical trial evaluating CYAD-101 for the treatment of mCRC at the European Society for Medical Oncology 21st World Congress on Gastrointestinal Cancer in Barcelona, Spain. As of July 5, 2019, six patients with relapsed/refractory mCRC had been enrolled in the two first dose-levels (three each at DL-1: 1x108 cells and DL-2: 3x108 cells) of the alloSHRINK trial evaluating CYAD-101 administered concurrently with FOLFOX chemotherapy. The mean number of prior therapies received for the patients enrolled was four.

No clinical evidence of Graft-versus-Host Disease (GvHD) has been observed and Host-versus-Graft response against the allogeneic CYAD-101 cells appeared to be controlled. Of the six relapsed/refractory mCRC patients, anti-tumor activity was observed in one patient who experienced a partial response and three patients who experienced stable disease at three months. At the dose levels evaluated, treatment with CYAD-101 administered concurrently with FOLFOX chemotherapy was generally well-tolerated, with no reports of CRS, related serious adverse events, dose-limiting toxicities nor on-target off-tumor activity. We believe that CYAD-101 appears to provide better relative cell engraftment as compared to CYAD-01 at the same dose levels.

Recruitment in DL-3 (1x109 cells) of the alloSHRINK trial is ongoing and preliminary results from the cohort are expected by the end of 2019.

Update for CYAD-02

At our R&D Day held in March 2019, we unveiled our novel shRNA platform to develop next-generation CAR-T cell therapies. CYAD-02, a next-generation, autologous NKG2D-based CAR-T candidate, incorporates shRNA technology to target the NKG2D ligands MICA and MICB. The single shRNA modulates the expression of both ligands, which in preclinical studies was observed to result in encouraging increases in in vitro proliferation, in vivo engraftment and anti-tumor activity. CYAD-02 also incorporates the OptimAb manufacturing process, thereby enriching for T cells with memory-like phenotype.

In June 2019, the FDA accepted the IND application for CYAD-02 and permitted it to go into effect. We plan to begin enrollment of a Phase 1 dose-escalation trial evaluating the safety and clinical activity of CYAD-02 with the preconditioning CyFlu chemotherapy for the treatment of r/r AML and MDS in early 2020. Preliminary data from the Phase 1 trial are expected by mid-2020.

The CYAD-02 Phase 1 trial will be the first CAR-T cell therapy clinical trial employing the optimized shRNA SMARTvector technology licensed from Horizon Discovery and represents the output of a strong collaboration with our partner.

Update for CYAD-200 Series

In March 2019, we announced plans to develop three first-in-class non-gene-edited allogenic CAR-T candidates leveraging the shRNA SMARTvector platform to target the CD3z component of the TCR to knockdown the expression of the TCR/CD3 complex on the surface of the T-cell.

In vivo data demonstrate that shRNA targeting of CD3z protected against GvHD to a level equivalent to CRISPR-Cas9 based knock-out. Furthermore, results from preclinical tests show significant increase in persistence of allogeneic T cells using shRNA targeting when compared to gene editing technologies, such as CRISPR-Cas9.

The CYAD-200 series includes:

•	CYAD-211: B-cell maturation antigen (BCMA) targeting CAR-T therapy for the treatment of multiple myeloma, which is expected to enter clinical development by mid-2020.

•	CYAD-221: CD19 targeting CAR-T therapy for the treatment of B-cell malignancies, which is expected to enter clinical development by late 2020.

•	CYAD-231: Dual specific CAR-T targeting NKG2D and an undisclosed membrane protein, which is expected to enter clinical development by early 2021.

RISKS ASSOCIATED WITH OUR BUSINESS

We are a clinical-stage biotechnology company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy the ADSs or the ordinary shares. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2018, which are incorporated herein by reference. These risks include, but are not limited to, the following:

•	We have incurred net losses in each period since our inception and anticipate that we will continue to incur net losses in the future.

•	We are heavily dependent on the regulatory approval of CYAD-01 in the United States and Europe, and subsequent commercial success of CYAD-01, both of which may never occur.

•	We may encounter substantial delays in our clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

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We have limited experience with OptimAb, our new monoclonal antibody manufacturing process, and there can be no guarantee that our drug product candidates manufactured using OptimAb will have similar or improved clinical activity or safety profiles compared to drug product candidates manufactured using our prior manufacturing processes.

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Our drug product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential, or result in significant negative consequences.

•	If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

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Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials as well as data from any interim analysis of ongoing clinical trials may not be predictive of future trial results. Clinical failure can occur at any stage of clinical development.

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Our THINK and DEPLETHINK trials are ongoing and not complete. Initial success in any of our ongoing clinical trials may not be indicative of results obtained when is the trials are completed. Furthermore, success in early clinical trials may not be indicative of results obtained in later trials.

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In previous clinical trials involving T cell-based immunotherapies, some patients experienced serious adverse events. Our lead drug product candidate, CYAD-01, may demonstrate a similar effect or have other properties that could halt our clinical development, prevent our regulatory approval, limit our commercial potential, or result in significant negative consequences.

•	Our CYAD-01 drug product candidate is a new approach to cancer treatment that presents significant challenges.

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The regulatory approval processes of the FDA, European Medicines Agency (EMA) and other comparable regulatory authorities is lengthy, time-consuming, and inherently unpredictable, and we may experience significant delays in the clinical development and regulatory approval, if any, of our drug product candidates.

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Our drug product candidates are biologics, which are complex to manufacture, and we may encounter difficulties in production, particularly with respect to process development or scaling-out of our manufacturing capabilities. If we or any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our drug product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

•	We may face significant competition and technological change, which could limit or eliminate the market opportunity for our product candidates.

•	Cell-based therapies rely on the availability of specialty raw materials, which may not be available to us on acceptable terms or at all.

•	Our main assets are intellectual property rights concerning technologies that have not led to the commercialization of any product.

•	We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

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We do not believe that we were a PFIC for the 2018 taxable year. With respect to our 2019 taxable year and future taxable years, it is uncertain whether we will be a PFIC based upon the expected value of our assets, including any goodwill, and the expected composition of our income and assets (including revenue derived from certain recoverable government grants, the tax treatment of which is uncertain).

COMPANY INFORMATION

We were founded in 2007 and are based in Mont-Saint Guibert, Belgium and Boston, Massachusetts.

Our ordinary shares have been listed on the Euronext Brussels and Euronext Paris exchanges since July 5, 2013, and our ADSs have been listed on the Nasdaq Global Market, or Nasdaq, since June 18, 2015, all under the ticker symbol “CYAD.”

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our U.S. initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of ordinary shares (or ADSs representing such shares) that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than an aggregate of $1.00 billion in non-convertible debt during the prior three-year period.

CORPORATE PROFILE

Our legal and commercial name is Celyad SA. Prior to May 5, 2015, our corporate name was Cardio3 Biosciences SA. We are a limited liability company incorporated in the form of a naamloze vennootschap / société anonyme under Belgian law. We are registered with the Register of Legal Entities (RPM Nivelles) under the enterprise number 0891.118.115. We were incorporated in Belgium on July 24, 2007 for an unlimited duration. Our fiscal year ends December 31.

Our principal executive and registered offices are located at rue Edouard Belin 2, 1435 Mont-Saint-Guibert, Belgium and our telephone number is +32 10 394 100. Our agent for service of process in the United States is CT Corporation System, located at 111 8th Avenue, New York, New York 10011. We also maintain a website at www.celyad.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are considered a “foreign private issuer.” In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our ordinary shares or the ADSs. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission (SEC) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, although we reported and intend to continue to report our results of operations voluntarily on a quarterly basis. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus supplement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Global Offering:	2,000,000 ordinary shares offered by us, consisting of ordinary shares represented by ADSs offered in the U.S. offering and ordinary shares offered in the European private placement. The U.S. offering and the European private placement together constitute a single offering of securities that will occur simultaneously. The total number of ordinary shares in the U.S. offering and European private placement is subject to reallocation between these offerings as permitted under the applicable laws and regulations.

U.S. Offering:	1,717,391 ADSs representing an equal number of ordinary shares offered by us in the United States, Canada and certain countries outside of Europe.

European Private Placement:	282,609 ordinary shares offered by us in Europe and countries outside of the United States and Canada.

Option to Purchase Additional Shares:	We intend to grant the underwriters an option for a period of 30 days to purchase up to 300,000 additional ordinary shares (which may be in the form of ADSs) from us.

Ordinary Shares Outstanding After the Global Offering:	13,942,344 ordinary shares (or 14,242,344 ordinary shares if the underwriters’ option to purchase additional ADSs and ordinary shares is exercised in full).

American Depositary Shares:	Each ADS represents one ordinary share. As an ADS holder, we will not treat you as one of our shareholders. The depositary bank, Citibank, N.A., will be the registered holder of the ordinary shares underlying your ADSs. You will have ADS holder rights as provided in the deposit agreement. To better understand the terms of the ADSs, you should carefully read the section in this prospectus supplement titled “Description of American Depositary Shares” and the section in the accompanying prospectus titled “Description of Securities,” which is incorporated by reference into this prospectus supplement, and the deposit agreement referred to therein.

Investors in the ADSs will be able to trade our securities and receive distributions on them to the extent described in the section in this prospectus supplement titled “Description of American Depositary Shares” and the section in the accompanying prospectus titled “Description of Securities.”

Depositary Bank:	Citibank, N.A.

Use of Proceeds:

We intend to use the net proceeds we receive from this offering to advance the development of CYAD-01, CYAD-101, CYAD-02, and additional product candidates in our CYAD-200 series generated from our next-generation, non-gene-edited allogeneic platform, and for general corporate purposes. See the section of this prospectus supplement titled “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page S-15 and the other information included in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 20-F for the year ended December 31, 2018 and the other documents incorporated by reference herein and therein, for a discussion of risks you should carefully consider before deciding to invest in the ADSs or the ordinary shares.

Nasdaq Trading Symbol:	“CYAD”

Euronext Brussels and Euronext Paris Trading Symbol:	“CYAD”

The number of ordinary shares to be outstanding after this global offering is based on 11,942,344 of our ordinary shares outstanding as of June 30, 2019 and excludes 1,020,663 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2019 pursuant to our warrant plans, at a weighted average exercise price of €27.28 per warrant.

Except as otherwise noted, all information in this prospectus supplement assumes:

•	no exercise by the underwriters of their option to purchase additional ordinary shares (which may be in the form of ADSs); and

•	no issuance or exercise of warrants after June 30, 2019.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. Before making a decision to invest in the ADSs, in addition to the other information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, as updated by the risks described under “Risk Factors” in the accompanying prospectus and as further updated by the risks described below, as well as in other documents that we subsequently file with the SEC that are incorporated by reference into this prospectus supplement. See also “Where You Can Find More Information.”

Risks Related to Product Development, Regulatory Approval and Commercialization

We have limited experience with OptimAb, our new monoclonal antibody manufacturing process, and there can be no guarantee that our drug product candidates manufactured using OptimAb will have similar or improved clinical activity or safety profiles compared to drug product candidates manufactured using our prior manufacturing processes.

The manufacturing processes for our drug product candidates are complex. We recently modified the manufacturing process we use to manufacture our drug product candidates. Our new manufacturing process, referred to as OptimAb, is designed as an iterative improvement of our first two manufacturing processes for CYAD-01 (the LY and mAb processes) and builds upon key characteristics of both. Combined with the manufacturing optimizations previously developed by us, the OptimAb process is designed to result in a product candidate that is enriched for T cells with a memory-like phenotype and maintain the high level of manufacturing reliability required to support clinical development.

Although we have evaluated the new OptimAb manufacturing process in order to demonstrate reproducibility and comparability, and the FDA and FAMHP each has accepted our OptimAb-related CMC amendments under the current investigational new drug applications (INDs) for CYAD-01, we have limited experience with OptimAb. The FDA has also reviewed the OptimAb manufacturing process in the context of our CYAD-02 product candidate and permitted our IND for CYAD-02 to go into effect in late June 2019. While we expect to treat the first patient using the OptimAb manufacturing process for CYAD-01 in cohort 4 (1x109 cells) of the Phase 1 DEPLETHINK trial in August 2019, we have not yet used OptimAb to manufacture drug product candidates for any of our clinical studies.

Moreover, there can be no assurance that we will be successful in achieving the objectives of OptimAb, or that drug product candidates manufactured using this process will have similar or improved clinical activity or safety profiles compared to drug product candidates manufactured using our prior manufacturing process. While OptimAb is designed to result in CAR-T cells with more memory phenotype, and IFN-gamma release and cell-killing assays demonstrate that the drug product candidates manufactured with the new process are more potent, in each case, as compared to our prior manufacturing process, we cannot provide any assurance that clinical studies using OptimAb will show improved clinical activity and they may show decreased clinical activity.

Additionally, due to the apparent increase in in vitro potency of OptimAb, product candidates manufactured using OptimAb may result in new or more significant safety issues as compared to our prior manufacturing process. For instance, in previous and ongoing clinical trials involving CAR-T cell products by other companies or academic researchers, many patients experienced side effects such as neurotoxicity and cytokine release syndrome, or CRS. While our product candidates have been generally well-tolerated to date, with limited incidences of high-grade CRS, and we believe the OptimAb process may improve the safety profile of our product candidates by addressing issues seen with CAR-T cell products related to cell entrapment and proliferation, we may observe increased incidences of adverse events, including high-grade CRS, dose-limiting toxicities or other serious adverse events, in our future clinical studies which use product candidates manufactured using OptimAb, which could have a material adverse effect on our business, financial condition and prospects.

We may develop additional process changes in the future, as we seek to advance our drug product candidates through clinical development and prepare for a potential commercial launch. In some circumstances, changes in the manufacturing process, including OptimAb, may require us to amend our clinical study protocols, perform additional comparability studies or to collect additional clinical data from patients prior to undertaking additional clinical studies or filing for regulatory approval. For instance, based on regulatory feedback, we expect to stagger treatment of the first three subjects treated with CYAD-01 cells manufactured using OptimAb. These requirements may lead to delays in our clinical development and commercialization plans as well as potential increased costs.

Risks Related to Ownership of Our Ordinary Shares and ADSs

In accordance with Belgian law, we have elected to have double voting rights attach to fully paid-up ordinary shares held of record in the name of the same shareholder for a period of at least two consecutive years, and our significant shareholders and affiliates who are entitled or may become entitled to such double voting rights may be able to exercise an increased direct controlling influence on us.

In accordance with Belgian law, we have elected to have double voting rights attach to each fully paid-up ordinary share of companies listed on a regulated market (such as the Euronext Brussels and Euronext Paris, where our ordinary shares are listed) that is held of record in the name of the same shareholder for a period of at least two consecutive years. However, under Belgian law, non-registered ordinary shares in the form of ADSs, and dematerialised shares, are not eligible for double voting rights. To our knowledge, among our significant shareholders, double voting rights currently only attach to 72,324 ordinary shares as of June 30, 2019.

Furthermore, our current 5% or greater shareholders and affiliated entities, including TOLEFI SA and Victory Capital Management, Inc., may become entitled to double voting rights in the future in which case, our ownership may become concentrated in the hands of our significant shareholders. If they become entitled to double voting rights, these shareholders would have a significant influence over all matters that require approval by our shareholders, such as the election of directors and approval of significant corporate transactions. Such corporate action might be taken even if other shareholders, including those who purchase ordinary shares or ADSs in this offering, oppose them.

This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other shareholders may view as beneficial. This concentrated control will limit your ability to influence corporate matters for the foreseeable future and potentially in perpetuity. This concentrated control could also discourage a potential investor from acquiring our ADSs or ordinary shares and might harm the market price of our ADSs or ordinary shares. We cannot predict whether the concentrated control of our shareholders who held our ordinary shares prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, will result in a lower or more volatile market price of our ADSs or ordinary shares or in adverse publicity or other adverse consequences.

Risks Related to the Global Offering and the ADSs

The price of the ADSs and ordinary shares historically has been volatile, which may affect the price at which you could sell the ADSs or ordinary shares.

The market price for the ADSs has varied between a high price of $29.56 on September 5, 2018 and a low price of $10.34 on August 6, 2019 in the 12-month period ending on September 1, 2019. The market price for the ordinary shares has varied between a high price of €25.94 on September 3, 2018 and a low price of €9.61 on June 26, 2019 in the 12-month period ending on September 1, 2019. This volatility may affect the price at which you could sell the ADSs or ordinary shares that you purchase in this offering. The ADS and ordinary share prices are likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in these

“Risk Factors” and under “Item 3.D. — Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018 or our subsequent periodic reports; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

We have broad discretion in the use of the net proceeds from this global offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds that we receive from this global offering, including applications for working capital, possible acquisitions and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this global offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

If you purchase the ADSs in the U.S. offering or ordinary shares in the European private placement, you will experience substantial and immediate dilution.

If you purchase the ADSs in the U.S. offering or ordinary shares in the European private placement, you will experience substantial and immediate dilution of $8.33 (€7.57) per ADS/ordinary share in the net tangible book value after giving effect to the global offering based on the public offering price of $10.00 (€9.08) per ADS/ordinary share, because the price that you pay will be substantially greater than the as adjusted net tangible book value per ADS/ordinary share that you acquire. You will experience additional dilution upon exercise of any outstanding warrants to acquire ordinary shares under our warrant plans, or if we otherwise issue additional shares below the public offering price. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus supplement titled “Dilution.”

Sales of a substantial number of ADSs or ordinary shares in the public market could cause the ADS or ordinary share price to fall.

Sales of a substantial number of ADSs or ordinary shares in the public market or the perception that these sales might occur could depress the market price of the ADSs or ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of the ADSs or ordinary shares.

In addition, the sale of substantial amounts of ADSs or ordinary shares could adversely impact its price. As of June 30, 2019, we had outstanding 11,942,344 ordinary shares and warrants to acquire 1,020,663 ordinary shares (of which 291,445 warrants were exercisable as of that date). The sale or the availability for sale of a large number of the ADSs or ordinary shares in the public market could cause the price of the ADSs or ordinary shares to decline.

We have agreed that for a period of 90 days after the date of this prospectus supplement, and our directors and members of our executive committee have agreed that, for a period of 90 days after the date of this prospectus supplement, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares. These lock-up agreements are subject to a number of important exceptions. In addition, the underwriters, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to these lock-up agreements in whole or in part at any time. See the section of this prospectus supplement titled “Underwriting.” Sales of ADSs or ordinary shares by any of our directors, executive officers or principal shareholders could have a material adverse effect on the trading price of the ADSs or ordinary shares.

The market price of ADSs and ordinary shares may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the Nasdaq Global Market, Euronext Brussels and Euronext Paris.

Market conditions may result in volatility in the level of, and fluctuations in, market prices of stocks generally and, in turn, the ADSs and ordinary shares and sales of substantial amounts of the ADSs or ordinary shares in the market, in each case being unrelated or disproportionate to changes in our operating performance. Uncertainty in the global economy has recently contributed to the extreme volatility of the markets which may have an effect on the market price of the ADSs and ordinary shares.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this global offering of approximately $17.9 (€16.3) million, based on a public offering price of $10.00 per ADS in the U.S. offering and €9.08 per ordinary share in the European private placement, after deducting underwriting commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional ordinary shares (which may be in the form of ADSs), we estimate that we will receive net proceeds from the global offering of approximately $20.7 (€18.8 ) million, based on a public offering price of $10.00 per ADS in the U.S. offering and €9.08 per ordinary share in the European private placement, after deducting underwriting commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this global offering to advance the development of CYAD-01, CYAD-101, CYAD-02, and additional product candidates in our CYAD-200 series generated from our next-generation, non-gene-edited allogeneic platform through Phase 1 clinical development, and for general corporate purposes, which may include working capital, acquisitions or investments in businesses, products or technologies, and capital expenditures.

We may also use a portion of the net proceeds to in-license, acquire or invest in complementary technologies, products or assets, either alone or together with a collaboration partner. However, we have no current plan, commitments or obligations to do so.

This expected use of the net proceeds from this global offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this global offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from preclinical studies and any ongoing clinical trials or clinical trials we may commence in the future, as well as any collaborations that we may enter into with third parties for our drug product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this global offering.

Based on our current operational plans and assumptions, we expect that the net proceeds from this global offering, combined with our current operating capital, will be sufficient to support the advancement of our research and development programs into the first half of 2021. However, there can be no assurance that these expectations will be correct. See “Risk Factors — Risks Related to Our Financial Position and Need for Capital” in our Annual Report on Form 20-F for the year ended December 31, 2018, incorporated by reference in this prospectus supplement and the accompanying prospectus.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our existing ordinary shareholders may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect the rights of our ordinary shareholders. Additional debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business.

If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Pending our use of the net proceeds from this global offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of June 30, 2019 on:

•	an actual basis; and

•

an as adjusted basis to reflect the sale by us of 2,000,000 ordinary shares in the global offering (including ordinary shares in the form of ADSs) based on the public offering price of $10.00 per ADS in the U.S. offering and €9.08 per ordinary share in the European private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and related notes, as well as the sections titled “Selected Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 20-F for the year ended December 31, 2018 and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2019
	Actual	As adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	€33,668	€49,938

Short-term investments	—	—

Non-current debt:
Bank loans	91	91
Lease liabilities	3,399	3,399
Recoverable cash advances	3,122	3,122

Total non-current debt	6,612	6,612
Equity:
Share capital	41,553	48,513
Share premium	33,862	43,172
Other reserves	26,960	26,960
Accumulated deficit	(61,456)	(61,456)

Total equity	40,919	57,189
Total capitalization	€47,531	€63,801

The number of ordinary shares that will be outstanding after this global offering is based on 11,942,344 ordinary shares outstanding as of June 30, 2019 and excludes 1,020,663 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2019 pursuant to our warrant plans, at a weighted average exercise price of €27.28 per warrant.

DILUTION

If you invest in the ADSs or the ordinary shares in this global offering, your ownership interest will be diluted to the extent of the difference between the public offering price per ADS/ordinary share paid by purchasers of the ADSs or the ordinary shares and the as adjusted net tangible book value per ADS/ordinary share after this offering. Our net tangible book value as of June 30, 2019 was €4.8 million ($5.5 million), or €0.40 ($0.46) per ADS/ordinary share. Net tangible book value per ADS/ordinary share is determined by dividing (1) our total assets less our intangible assets and our total liabilities by (2) the number of ordinary shares outstanding as of June 30, 2019, or 11,942,344 ordinary shares.

After giving effect to our sale of ordinary shares (including ordinary shares in the form of ADSs) in this offering at the public offering price of €9.08 per ordinary share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2019 would have been €21.1 million, or €1.51 per ADS/ordinary share. This amount represents an immediate increase in net tangible book value of €1.11 per ADS/ordinary share, to our existing shareholders and an immediate dilution in net tangible book value of €7.57 per ADS/ordinary share to new investors.

The following table illustrates this dilution on a per ADS/ordinary share basis (in euro):

Public offering price per ordinary share		€9.08
Historical net tangible book value per ADS/ordinary share as of June 30, 2019	€0.40
Increase in net tangible book value per ADS/ordinary share attributable to new investors participating in this global offering	€1.11

As adjusted net tangible book value per ADS/ordinary share after this global offering		€1.51
Dilution per ADS/ordinary share to new investors participating in this global offering		€7.57

If the underwriters exercise their option to purchase additional ordinary shares (which may be in the form of ADSs) in full, the as adjusted net tangible book value per ADS/ordinary share after this offering would be €1.66, the increase in the as adjusted net tangible book value to existing shareholders would be €1.26 per ADS/ordinary share, and the dilution to new investors participating in this offering would be €7.42 per ADS/ordinary share.

The tables and calculations above are based on the number of ordinary shares outstanding as of June 30, 2019 and excludes 1,020,663 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2019 pursuant to our warrant plans, at a weighted average exercise price of €27.28 per warrant.

DESCRIPTION OF SHARE CAPITAL

The following description is a summary of certain information relating to our share capital, certain provisions of our articles of association and the new Belgian Companies and Associations Code, implemented by the law of March 23, 2019 (the Belgian Companies and Associations Code). Because this description is a summary, it may not contain all of the information important to you. Accordingly, this description is qualified entirely by references to our articles of association.

The following description includes comparisons of certain provisions of our articles of association and the Belgian Companies and Associations Code applicable to us and the Delaware General Corporation Law (DGCL), the law under which many publicly listed companies in the United States are incorporated. Because such statements are summaries, they do not address all aspects of Belgian law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Belgian law, and they are not intended to be a complete discussion of the respective rights.

Share Capital

Share Capital and Shares

Our share capital is represented by ordinary shares without nominal value. Our share capital is fully paid-up. Our shares are not separated into classes.

As of December 31, 2018, our issued and paid-up share capital amounted to €41,552,615 represented by 11,942,344 fully authorized and subscribed and paid-up shares with a par value of €3.48 per share. As of June 30, 2019, our issued and paid-up share capital amounted to €41,552,615 represented by 11,942,344 fully authorized and subscribed and paid-up shares without nominal value. These numbers do not include outstanding warrants issued by us and granted to certain of our directors, employees and non-employees nor any other capital increases after such dates. As of December 31, 2018, we had five shareholders who held in total 72,324 shares in registered form, representing 0.61% of our ordinary shares. As of June 30, 2019, we had six shareholders who held in total 2,368,025 shares in registered form, representing 19.83% of our ordinary shares. The remainder of our ordinary shares are in dematerialized form. As of each of December 31, 2018 and June 30, 2019, neither we nor any of our subsidiaries held any of our own shares.

Other Outstanding Securities

In addition to the shares already outstanding, we have granted warrants, which upon exercise will lead to an increase in the number of our outstanding shares. A total of 731,229 warrants (where each warrant entitles the holder to subscribe for one new ordinary share) were outstanding and granted as of December 31, 2018. On October 26, 2018, a plan of 700,000 warrants (giving rights to 700,000 shares) was approved. Warrants were offered to new employees, non-employees and directors in several tranches. Out of the warrants offered from the October 26, 2018 plan, 89,300 warrants were accepted by the beneficiaries as of December 31, 2018 and 291,000 warrants were further accepted by the beneficiaries during the 6-month period from January 1, 2019 to June 30, 2019. There was no other plan approved as of June 30, 2019. A total of 1,020,663 warrants (where each warrant entitles the holder to subscribe for one new ordinary share) were outstanding and granted as of June 30, 2019.

Apart from the warrants and warrant plans, we do not currently have other stock options, options to purchase securities, convertible securities or other rights to subscribe for or purchase securities outstanding. For further information, see the section titled “Item 6.B. — Compensation” in our Annual Report on Form 20-F for the year ended December 31, 2018, incorporated by reference herein, as updated by this prospectus supplement, accompanying prospectus and other documents incorporated by reference herein.

History of Securities Issuances

Since January 1, 2016, the following events have changed the number and classes of our issued and outstanding shares:

•	On February 1, 2017, our capital was increased following the exercise of 207,250 warrants resulting in the issuance of 207,250 new shares (with a capital increase of €547,140).

•	On May 2, 2017, our capital was increased following the exercise of 4,900 warrants resulting in the issuance of 4,900 new shares (with a capital increase of €12,936).

•	On August 1, 2017, our capital was increased following the exercise of 7,950 warrants resulting in the issuance of 7,950 new shares (with a capital increase of €20,988).

•

On August 23, 2017, our capital was increased by way of a contribution in kind of €10,620,250 (of which €1,141,412.18 in share capital and €9,478,837.82 in issue premium), represented by 328,275 new shares issued to Celdara Medical, LLC in the context of a contribution in kind to our capital of a receivable of an equivalent amount.

•	On November 9, 2017, our capital was increased following the exercise of 5,866 warrants resulting in the issuance of 5,866 new shares (with a capital increase of €43,821.76).

•	On February 7, 2018, our capital was increased following the exercise of 4,500 warrants resulting in the issuance of 4,500 new shares (with a capital increase of €11,880).

•	On May 22, 2018, our capital was increased by 2,070,000 shares following the completion of our global offering.

All shares issued have been fully paid.

(€000) Date	Nature of the transactions (consolidated financial statements prepared under IFRS)	Share capital	Share premium	Number of shares
	Balance as of January 1, 2016	32,571	158,010	9,313,603
	Balance as of December 31, 2016	32,571	158,010	9,313,603
	Issue of shares related to exercise of warrants	625	—	225,966
	Contribution increase resulting from amendments to Celdara and Dartmouth College agreements	1,141	9,479	328,275

	Share-based payments	—	2,808	—
	Balance as of December 31, 2017	34,337	170,297	9,867,844
	Issue of shares related to exercise of warrants	12	—	4,500

	Capital increase as a result of May 2018 global offering	7,204	35,796	2,070,000

	Share-based payments	—	56	—

	Balance as of December 31, 2018	41,553	206,149	11,942,344

	Reduction of share premium by absorption of accumulated losses	—	(172,287)	—

	Balance as of June 30, 2019	41,553	33,862	11,942,344

The total number of shares issued and outstanding as of both December 31, 2018 and June 30, 2019 totaled 11,942,344, and all shares as of such dates were ordinary shares.

Articles of Association and Other Share Information

Corporate Profile

See the section of this prospectus supplement titled “Prospectus Supplement Summary — Corporate Profile.”

Corporate Purpose

Our corporate purpose as set forth in Article 3 of our articles of association is as follows:

“The company’s purpose, both in Belgium and abroad, on its own behalf or on behalf of third parties, for itself or for others, is to develop new medical technologies, and in particular, but not exclusively, to research and develop, manufacture and sell parts and systems, including the procedures, formula, development and manufacturing methods, the instruments and equipment, the materials and products, the prototypes, the software and technical and research programs, the design, the patents and trademarks, all related directly or indirectly to biotechnologies and, in particular but not exclusively, to cell therapies and the various directly or indirectly related scientific, operational, legal and financial fields. The company may, if necessary, file and register all or part of its research (patents, inventions, trademarks) and partake in any operation relating directly or indirectly to its corporate purpose if these operations are necessary in order to enable it to pursue its activities.

The company may partake, both in Belgium and abroad, in all industrial, commercial, financial, movable property and real estate transactions that are likely to help expand or promote its business directly or indirectly.

It may acquire any moveable and real property, even if it has no direct or indirect link to the company’s corporate purpose.

It can provide any form of security in order to guarantee the undertakings of an affiliated or associated company to which it is linked through a shareholding, or of any third party in general.

It can, through any means, acquire an interest in, cooperate or merge with any associations, ventures, businesses, or companies that have an identical, similar or related corporate purpose, or that are likely to promote the company or facilitate the sale of its products or services. It may acquire a financial interest in the form of capital contribution, an assignment, a merger, subscription or stake, or in any other manner, in companies, businesses, or operations that have a similar or related corporate purpose, or which are likely to help it achieve its corporate purpose.”

Board of Directors

Belgian law does not specifically regulate the ability of directors to borrow money from us.

Article 7:96 of the Belgian Companies and Associations Code provides that if one of our directors directly or indirectly has a personal patrimonial interest that conflicts with a decision or transaction that falls within the powers of our board of directors, the director concerned must inform our other directors before our board of directors makes any decision on such transaction. The statutory auditor must also be notified. The director may neither participate in the deliberation nor vote on the conflicting decision or transaction. A copy of the minutes of the meeting of our board of directors that sets forth the statements of the conflicted director, the nature of the transaction, the financial impact of the matter on us and the justification of the decision of our board of directors must be published in our annual report. The statutory auditors’ report on the annual accounts must contain a description of the financial impact on us of each of the decisions of our board of directors where director conflicts arise.

In case of non-compliance with the foregoing, we may request the annulment of the decision or the transaction which has taken place in breach of these provisions if the counterparty to the decision or the transaction was, or should have been, aware of such breach.

The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (i) the material facts as to the director’s relationship or interest and as to the transaction are disclosed and a majority of disinterested directors consent, (ii) the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

We rely on a provision in the Listing Rules of the Nasdaq Stock Market that allows us to follow Belgian corporate law with respect to certain aspects of corporate governance. This allows us to continue following certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq. In particular, the Listing Rules of the Nasdaq Stock Market require a majority of the directors of a listed U.S. company to be independent, whereas in Belgium, only three directors need to be independent. The Listing Rules of the Nasdaq Stock Market further require that each of the nominating, compensation and audit committees of a listed U.S. company be comprised entirely of independent directors. However, the Belgian Corporate Governance Code recommends only that a majority of the directors on each of these committees meet the technical requirements for independence under Belgian corporate law.

Form and Transferability of Our Shares

All of our shares belong to the same class of securities and are in registered form or in dematerialized form. All of our outstanding shares are fully paid-up and freely transferable, subject to any contractual restrictions.

Belgian company law and our articles of association entitle shareholders to request, in writing and at their expense, the conversion of their dematerialized shares into registered shares and vice versa. Any costs incurred as a result of the conversion of shares into another form will be borne by the shareholder. For shareholders who opt for registered shares, the shares will be recorded in our shareholder register.

Currency

Our share capital, which is represented by our outstanding ordinary shares, is denominated in euros.

Changes to Our Share Capital

In principle, changes to our share capital are decided by our shareholders. Our shareholders may at any time at a meeting of shareholders decide to increase or decrease our share capital. Any such resolution of shareholders must satisfy the quorum and majority requirements that apply to an amendment of the articles of association, as described below in “— Description of the Rights and Benefits Attached to Our Shares — Right to Attend and Vote at Our Meeting of Shareholders — Quorum and Majority Requirements.” No shareholder is liable to make any further contribution to our share capital other than with respect to shares held by such shareholder that would not be fully paid-up.

Share Capital Increases by Our Board of Directors

Subject to the quorum and majority requirements described below in “— Description of the Rights and Benefits Attached To Our Shares — Right to Attend and Vote at Our Meeting of Shareholders — Quorum and Majority Requirements,” our meeting of shareholders may authorize our board of directors, within certain limits, to increase our share capital without any further approval of our shareholders. A capital increase that is authorized in this manner is referred to as authorized capital. This authorization can only be granted for a renewable period of a maximum of five years as from the date of the publication of the authorization in the Annexes to the Belgian Official Gazette and may not exceed the amount of the registered share capital at the time of the authorization. On June 29, 2017, our meeting of shareholders granted this authorization in respect of the authorized capital.

Without prejudice to more restrictive rules set forth by law, our board of directors was authorized on June 29, 2017 to increase the registered capital of the company in one or more transactions with a maximum amount that cannot exceed €33,117,976.63 (excluding issuance premiums, if any). The board has already used €12,590,712.18 of the authorized capital. Therefore the remaining authorized capital, prior to the offering, amounts to €20,527,264.45.

Normally, the authorization of the board of directors to increase our share capital through contributions in kind or in cash with cancellation or limitation of the preferential right of the existing shareholders is suspended if we are notified by the Belgian Financial Services and Markets Authority (FSMA) of a public takeover bid on the financial instruments of the company. The shareholders’ meeting can, however, authorize the board of directors to increase the share capital by issuing further shares, not representing more than 10% of the shares of the Company at the time of such a public tender offer. On June 29, 2017, the extraordinary shareholders’ meeting decided to authorize the board of directors to increase our share capital, including with limitation or cancellation of the shareholders’ preferential subscription rights, in one or more times and including the authorization to make use of such authorized capital in the framework of a public tender offer.

Preferential Subscription Rights

In the event of a share capital increase for cash through the issuance of new shares, or in the event we issue convertible bonds or warrants, our existing shareholders have a preferential right to subscribe, pro rata, to the new shares, convertible bonds or warrants. These preferential subscription rights are transferable during the subscription period.

Our shareholders may, at a meeting of shareholders, decide to limit or cancel this preferential subscription right, subject to special reporting requirements. Such decision by the shareholders must satisfy the same quorum and majority requirements as the decision to increase our share capital.

Shareholders may also decide to authorize our board of directors to limit or cancel the preferential subscription right within the framework of the authorized capital, subject to the terms and conditions set forth in the Belgian Companies and Associations Code. Our board of directors currently has the authority to increase the share capital within the framework of the authorized capital, and the right to limit or cancel the preferential subscription right within the framework of the authorized capital. See also “— Share Capital Increases by Our Board of Directors” above.

Under the DGCL, shareholders of a Delaware corporation have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the corporation’s certificate of incorporation.

Purchases and Sales of Our Own Shares

We may only repurchase our own shares pursuant to authorization of our shareholders at a meeting of shareholders taken under the conditions of quorum and majority provided for in the Belgian Companies and Associations Code. Pursuant to the Belgian Companies and Associations Code, such a decision requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a majority of at least 75% of the share capital present or represented. If there is no quorum, a second meeting must be convened. No quorum is required at the second meeting, but the relevant resolution must be approved by a majority of at least 75% of the votes validly cast at the meeting of shareholders.

Within such authorization, we may only repurchase our own shares if the amount that we would use for repurchase is available for distribution. Currently we have no such an authorization and we neither have any funds available for distribution, nor own any of our own shares.

Under the DGCL, a Delaware corporation may purchase or redeem its own shares, unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation.

Description of the Rights and Benefits Attached to Our Shares

Right to Attend and Vote At Our Meetings of Shareholders

Annual Meeting of Shareholders

Our annual meeting of shareholders is held every year on May 5, at 9 a.m. (Central European Time), at our registered office or at any other place in Belgium mentioned in the notice of the meeting. If this date is a

Saturday, Sunday or a public holiday in Belgium, the meeting is held on the following day that is a business day in Belgium.

At the annual meeting of shareholders, the board of directors submits for approval the audited statutory financial statements under accounting principles generally accepted in Belgium (Belgian GAAP), the audited consolidated financial statements under International Financial Reporting Standards (IFRS) and the reports of the board of directors and of the statutory auditor with respect thereto to the shareholders. The meeting of shareholders then decides on the approval of the statutory financial statements under Belgian GAAP, the proposed allocation of the Company’s profit or loss, the discharge of liability of the directors and the statutory auditor, and, as the case may be, the reappointment or dismissal of the statutory auditor and/or of all or certain directors and the matters described in Article 7:92 of the Belgian Companies and Associations Code.

Special and Extraordinary Meetings of Shareholders

Our board of directors or the statutory auditor (or the liquidators, if appropriate) may, whenever our interests so require, convene a special or extraordinary meeting of shareholders. Such meeting of shareholders must also be convened when one or more shareholders holding at least one-tenth of our share capital so demands.

Under the DGCL, special meetings of the shareholders of a Delaware corporation may be called by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation, or if not so designated, as determined by the board of directors. Shareholders generally do not have the right to call meetings of shareholders, unless that right is granted in the certificate of incorporation or the bylaws.

Notices Convening Meetings of Shareholders and Agenda

Notices of our meetings of shareholders contain the agenda of the meeting, indicating the items to be discussed as well as any proposed resolutions that will be submitted at the meeting.

One or more shareholders holding at least 3% of our share capital may request for items to be added to the agenda of any convened meeting and submit proposed resolutions in relation to existing agenda items or new items to be added to the agenda, provided that:

•	They prove ownership of such shareholding as at the date of their request and record their shares representing such shareholding on the record date; and

•

The additional items on the agenda and any proposed resolutions have been submitted in writing by these shareholders to the board of directors at the latest on the twenty-second day preceding the day on which the relevant meeting of shareholders is held.

The shareholding must be proven by a certificate evidencing the registration of the relevant shares in the share register of the company or by a certificate issued by the authorized account holder or the clearing organization certifying the book-entry of the relevant number of dematerialized shares in the name of the relevant shareholder(s).

The notice must be published in the Belgian Official Gazette (Belgisch Staatsblad/Moniteur belge) at least 30 days prior to the meeting of shareholders. In the event a second convening notice is necessary and the date of the second meeting is mentioned in the first convening notice, that period is seventeen days prior to the second meeting of shareholders. The notice must also be published in a national newspaper 30 days prior to the date of the meeting of shareholders, except if the meeting concerned is an annual meeting of shareholders held at the municipality, place, day and hour mentioned in the articles of association and whose agenda is limited to the examination of the annual accounts, the annual report of the board of directors, the annual report of the statutory auditor, the vote on the discharge of the directors and the statutory auditor and the vote on the items referred to in Article 7:92 of the Belgian Companies and

Associations Code (i.e., in relation to a remuneration report or a severance pay). Notices of all our meetings of shareholders and all related documents, such as specific board and auditor’s reports, are also published on our website.

Convening notices must be sent 30 days prior to the meeting of shareholders to the holders of registered shares, holders of registered bonds, holders of registered warrants, holders of registered certificates issued with our cooperation and to our directors and statutory auditor. This communication is made by ordinary letter unless the addressees have individually and expressly accepted in writing to receive the notice by another form of communication, without having to give evidence of the fulfillment of such formality.

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders of a Delaware corporation must be given to each shareholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting and shall specify the place, date, hour and, in the case of a special meeting, the purpose of the meeting.

Admission to Meetings

A shareholder is only entitled to participate in and vote at the meeting of shareholders, irrespective of the number of shares he owns on the date of the meeting of shareholders, provided that his shares are recorded in his name at midnight (Central European Time) at the end of the fourteenth day preceding the date of the meeting of shareholders, or the record date:

•	in case of registered shares, in our register of registered shares; or

•	in case of dematerialized shares, through book-entry in the accounts of an authorized account holder or clearing organization.

In addition, we (or the person designated by us) must, at the latest on the sixth day preceding the day of the meeting of shareholders, be notified as follows of the intention of the shareholder to participate in the meeting of shareholders:

•

In case of registered shares, the shareholder must, at the latest on the above-mentioned date, notify us (or the person designated by us) in writing of his intention to participate in the meeting of shareholders and of the number of shares he intends to participate in the meeting of shareholders with by returning a signed paper form, or, if permitted by the convening notice, by sending an electronic form (signed by means of an electronic signature in accordance with the applicable Belgian law) electronically, to us on the address indicated in the convening notice; and

•

In case of dematerialized shares, the shareholder must, at the latest on the above-mentioned date, provide us (or the person designated by us), or arrange for us (or the person designated by us) to be provided with, a certificate issued by the authorized account holder or clearing organization certifying the number of dematerialized shares recorded in the shareholder’s accounts on the record date in respect of which the shareholder has indicated his intention to participate in the meeting of shareholders.

Each shareholder has the right to attend a meeting of shareholders and to vote at the meeting of shareholders in person or through a proxy holder. The proxy holder does not need to be a shareholder. A shareholder may only appoint one person as proxy holder for a particular meeting of shareholders, except in cases provided for in the law. Our board of directors may determine the form of the proxies. The appointment of a proxy holder must in any event take place in paper form or electronically, the proxy must be signed by the shareholder (as the case may be, by means of an electronic signature in accordance with the applicable Belgian law) and we must receive the proxy at the latest on the sixth day preceding the day on which the meeting of shareholders is held.

The board of directors must maintain a register in which, for each shareholder who has duly expressed its intention to participate to the meeting of shareholders, it shall record the name and address (or registered offices) of such shareholder, the number of shares it held on the registration date and for which it has expressed its intention to participate to the meeting of shareholders, as well as a description of the documents evidencing that such shareholder held the relevant shares at the registration date.

Prior to participating in the meeting of shareholders, the holders of securities or their proxy holders must sign the attendance list, thereby mentioning: (i) the identity of the holder of securities, (ii) if applicable, the identity of the proxy holder, and (iii) the number of securities they represent. The representatives of shareholders that are legal entities must present the documents evidencing their quality as legal body or special proxy holder of such legal entity. In addition, the proxy holders must present the original of their proxy evidencing their powers, unless the convening notice required the prior deposit of such proxies. The physical persons taking part in the meeting of shareholders must be able to prove their identity.

The holders of profit certificates (if any), shares without voting rights (if any), bonds (if any), warrants or other securities issued by us (if any), as well as the holders of certificates issued with our co-operation and representative securities issued by us (if any), may attend the meeting of shareholders.

Pursuant to Article 7, section 5 of the Belgian Law of May 2, 2007 on the disclosure of major shareholdings, a transparency declaration has to be made if a proxy holder that is entitled to voting rights above the threshold of 5% or any multiple of 5% of the total number of voting rights attached to our outstanding financial instruments on the date of the relevant meeting of shareholders would have the right to exercise the voting rights at his discretion.

Votes

Each shareholder is entitled to one vote per share. However, registered shares held for at least two consecutive years under the registered form by a shareholder is entitled to two votes per share.

Voting rights can be suspended in relation to shares:

•	That were not fully paid up, notwithstanding the request thereto of our board of directors.

•	To which more than one person is entitled, except in the event a single representative is appointed for the exercise of the voting right.

•

That entitle their holder to voting rights above the threshold of 5% or any multiple of 5% of the total number of voting rights attached to our outstanding financial instruments on the date of the relevant general meeting of shareholders, except to the extent where the relevant shareholder has notified us and the Belgian FSMA at least twenty days prior to the date of the general meeting of shareholders on which he, she, or it wishes to vote of his, her, or its shareholding reaching or exceeding the thresholds above.

•	Of which the voting right was suspended by a competent court.

Quorum and Majority Requirements

Generally, there is no quorum requirement for our meeting of shareholders, except as provided for by law in relation to decisions regarding certain matters. Decisions are made by a simple majority, except where the law provides for a special majority.

Under the DGCL, the certificate of incorporation or bylaws of a Delaware corporation may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Matters involving special legal quorum and majority requirements include, among others, amendment to the articles of association, issues of new shares, convertible bonds or warrants and decisions (except if decided by the board of directors in the framework of the authorized capital) regarding mergers and demergers, dissolutions or other reorganizations, which require at least 50% of the share capital to be present or represented and the affirmative vote of the holders of at least 75% of the votes cast. The cancellation of the double voting attached to registered shares held for at least two consecutive years under the registered form by a shareholder requires at least 50% of the share capital to be present or represented and the affirmative vote of the holders of at least 66.66% of the votes cast.

Any modification of our corporate purpose or legal form requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and at least 50% of the profit certificates, if any, and approval by a majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. At the second meeting, no quorum is required, but the relevant resolution must be approved by a majority of at least 80% of the share capital present or represented.

Right to Ask Questions At Our Meetings of Shareholders

Within the limits of Article 7:139 of the Belgian Companies and Associations Code, members of the board of directors and the auditor will answer, during the meeting of shareholders, the questions raised by shareholders. Shareholders can ask questions either during the meeting or in writing, provided that we receive the written questions at the latest on the sixth day preceding the meeting of shareholders and that they have complied with the formalities to attend the meeting of shareholders.

Dividends

All shares participate in the same manner in our profits, if any. Pursuant to the Belgian Companies and Associations Code, the shareholders can in principle decide on the distribution of profits with a simple majority vote at the occasion of the annual meeting of shareholders, based on the most recent non-consolidated statutory audited annual accounts, prepared in accordance with the generally accepted accounting principles in Belgium and based on a (non-binding) proposal of the board of directors. The articles of association also authorize our board of directors to declare interim dividends subject to the terms and conditions of the Belgian Companies and Associations Code.

Pursuant to Article 7:212 of the Belgian Companies and Associations Code, dividends can only be distributed if, following the declaration and issuance of the dividends, the amount of our net assets on the date of the closing of the last financial year according to our non-consolidated statutory annual accounts (i.e. , the amount of the assets as shown in the balance sheet, decreased with provisions and liabilities, all as prepared in accordance with Belgian accounting rules), decreased with the non-amortized costs of incorporation and expansion and the non-amortized costs for research and development, does not fall below the amount of the paid-up capital (or, if higher, the called capital), increased with the amount of non-distributable reserves. In addition, prior to distributing dividends, we must allocate at least 5% of our annual net profits (under our non-consolidated statutory accounts prepared in accordance with Belgian accounting rules) to a legal reserve, until the legal reserve amounts to 10% of the share capital. See the section of this prospectus supplement titled “Dividend Policy.”

The right to payment of dividends expires five years after the board of directors declares the dividend payable.

Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for either or both of the fiscal year in which the dividend is declared and the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Dividends may be paid in the form of shares, property or cash.

Appointment of Directors

Our articles of association provide that our board of directors shall be composed of at least three directors.

Under our articles of association, each of PMV-TINA Comm. V and Sofipole SA is entitled to nominate a candidate for appointment to our board of directors as long as such entity (or any of its affiliates)

continues to hold a minimum number of shares. As of December 31, 2018, the number of shares was 360,775 shares for PMV-TINA and 147,000 shares for SRIW (an affiliate of Sofipole SA). As such, the director nomination right of SRIW has lapsed.

Liquidation Rights

Our company can only be voluntarily dissolved by a shareholders’ resolution passed with a majority of at least 75% of the votes cast at an extraordinary meeting of shareholders where at least 50% of the share capital is present or represented. In the event the required quorum is not present or represented at the first meeting, a second meeting must be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution of a Delaware corporation must be approved by shareholders holding 100% of the total voting power of the corporation. A simple majority of the corporation’s outstanding shares may approve a proposal to dissolve only if the dissolution is initiated by the board of directors. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

In the event of the dissolution and liquidation of our company, the assets remaining after payment of all debts and liquidation expenses will be distributed to the holders of our shares, each receiving a sum on a pro rata basis.

If, as a result of losses incurred, the ratio of our net assets (on a non-consolidated basis, determined in accordance with Belgian legal and accounting rules) to share capital is less than 50%, our board of directors must convene an extraordinary general meeting of shareholders within two months of the date upon which our board of directors discovered or should have discovered this undercapitalization. At this meeting of shareholders, our board of directors needs to propose either our dissolution or our continuation, in which case our board of directors must propose measures to address our financial situation. Our board of directors must justify its proposals in a special report to the shareholders. Shareholders representing at least 75% of the votes validly cast at this meeting have the right to dissolve us, provided that at least 50% of our share capital is present or represented at the meeting. In the event the required quorum is not present or represented at the first meeting, a second meeting must be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

If, as a result of losses incurred, the ratio of our net assets to share capital is less than 25%, the same procedure must be followed, it being understood, however, that in such event shareholders representing 25% of the votes validly cast at the meeting can decide to dissolve the company. If the amount of our net assets has dropped below €61,500 (the minimum amount of share capital of a Belgian public limited liability company), any interested party is entitled to request a competent court to dissolve us. Such court can order our dissolution or grant a grace period during which time we must remedy the situation. Holders of ordinary shares have no sinking fund, redemption or appraisal rights.

Belgian Legislation

Disclosure of Significant Shareholdings

The Belgian Law of May 2, 2007 on the disclosure of significant shareholdings in issuers whose securities are admitted to trading on a regulated market requires each natural or legal person acquiring or transferring our shares (directly or indirectly, by ownership of ADSs or otherwise) to notify us and the Belgian FSMA each time their shareholding crosses (upwards or downwards) a threshold of 5% of the total number of outstanding voting rights allocated to the Company’s securities or any multiple thereof.

Similarly, if as a result of events changing the breakdown of voting rights, the percentage of the voting rights reaches, exceeds or falls below the above threshold, disclosure is required even when no acquisition or disposal of shares or ADSs has occurred (e.g., as a result of a capital increase or a capital decrease). Finally, disclosure is also required when persons acting in concert enter into, modify or terminate their agreement resulting in their voting rights reaching, exceeding or falling below the above threshold.

The disclosure statements must be addressed to the Belgian FSMA and to us, and delivered at the latest on the fourth trading day following the day on which the circumstance giving rise to the disclosure occurred.

The notification can be electronically transmitted to the Company and the Belgian FSMA. The forms required to make such notifications, as well as further explanations may be found on the website of the Belgian FSMA (www.fsma.be).

Violation of the disclosure requirements may result in the suspension of voting rights, a court order to sell the securities to a third party and/or criminal liability. The Belgian FSMA may also impose administrative sanctions.

We must publish all information contained in such notifications no later than three trading days after receipt of such notification. In addition, we must mention our shareholders structure (as it appears from the notifications received) in the notes to our annual accounts. Moreover, we must publish the total share capital, the total number of voting securities and voting rights (for each class of securities (if any)), at the end of each calendar month during which one of these numbers has changed, as well as on the day on which our shares will be admitted to trading on Euronext Brussels and Euronext Paris for the first time. Furthermore, we must disclose, as the case may be, the total number of bonds convertible in voting securities (if any), whether or not incorporated in securities, the total number of rights to subscribe to voting securities not yet issued (if any), the total number of voting rights that can be obtained upon the exercise of these conversion or subscription rights and the total number of shares without voting rights (if any).

Unless otherwise provided by law, a shareholder shall only be allowed to vote at our meeting of shareholders the number of shares such shareholder validly disclosed at the latest twenty days before such meeting.

In accordance with U.S. federal securities laws, holders of our ordinary shares and holders of ADSs will be required to comply with disclosure requirements relating to their ownership of our securities. Any person that, after acquiring beneficial ownership of our ordinary shares or ADSs, is the beneficial owners of more than 5% of our outstanding ordinary shares or ordinary shares underlying ADSs must file with the SEC a Schedule 13D or Schedule 13G, as applicable, disclosing the information required by such schedules, including the number of our ordinary shares or ordinary shares underlying ADSs that such person has acquired (whether alone or jointly with one or more other persons). In addition, if any material change occurs in the facts set forth in the report filed on Schedule 13D (including a more than 1% increase or decrease in the percentage of the total shares beneficially owned), the beneficial owner must promptly file an amendment disclosing such change.

Disclosure of Net Short Positions

Pursuant to the Regulation (EU) No. 236/2012 of the European Parliament and the Council on short selling and certain aspects of credit default swaps, any person that acquires or disposes of a net short position relating to our issued share capital, whether by a transaction in shares or ADSs, or by a transaction creating or relating to any financial instrument where the effect or one of the effects of the transaction is to confer a financial advantage on the person entering into that transaction in the event of a decrease in the price of such shares or ADSs, is required to notify the Belgian FSMA if, as a result of which acquisition or disposal his net short position reaches, exceeds or falls below 0.2% of our issued share capital and each 0.1% above that. If the net short position reaches 0.5%, and also at every 0.1% above that, the Belgian FSMA will disclose the net short position to the public.

Public Takeover Bids

The European Takeover Directive 2004/25/EC of April 21, 2004 has been implemented in Belgium through the law of April 1, 2007 on public takeovers (the Takeover Law), the Royal Decree of April 27, 2007 on public takeovers and the Royal Decree of April 27, 2007 on squeeze-out bids.

Public takeover bids in Belgium for our shares or other securities giving access to voting rights are subject to supervision by the Belgian FSMA. The Takeover Law determines when a bid is deemed to be public in Belgium. Public takeover bids must be extended to all of the voting securities, as well as all other securities giving access to voting rights. Prior to making a bid, a bidder must publish a prospectus that has been approved by the Belgian FSMA prior to publication.

The Takeover Law provides that a mandatory bid must be launched on all our shares (and our other securities giving access to voting rights), if a person, as a result of its own acquisition or the acquisition by persons acting in concert with it or by persons acting for its account, directly or indirectly holds more than 30% of our voting securities (directly or through ADSs). In general and except for certain exceptions, the mere fact of exceeding the relevant threshold as a result of an acquisition will give rise to the obligation to launch a mandatory tender offer, irrespective of whether or not the price paid in the relevant transaction exceeds the then current market price. In such an event, the tender offer must be launched at a price equal to the higher of the two following amounts: (i) the highest price paid by the offeror or the persons acting in concert with it for the acquisition of shares during the last 12 calendar months; and (ii) the average trading price during the last 30 days before the obligation to launch a tender offer arose. No mandatory tender offer is required when, amongst other things, the acquisition is the result of a subscription for a capital increase with application of the preferential subscription rights of the shareholders. The acceptance period for the tender offer must be at least two weeks and not more than ten weeks.

In principle, the authorization granted to the board of directors to increase the share capital through contributions in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to the company by the Belgian FSMA of a public tender offer on the securities of such company. The meeting of shareholders can, however, authorize the board of directors to increase the share capital by issuing shares representing not more than 10% of the existing shares of the company at the time of such a public tender offer. Such authorization was granted to our board of directors on date June 11, 2013. Those powers remained in effect for a period of three years from the date of that authorization.

Squeeze-out

Pursuant to Article 7:82 of the Belgian Companies and Associations Code and the regulations promulgated thereunder, a person or legal entity, or different persons or legal entities acting alone or in concert, that own, together with the company, 95% of the securities with voting rights in a public company are entitled to acquire the totality of the securities with voting rights in that company following a squeeze-out offer. The securities that are not voluntarily tendered in response to such an offer are deemed to be automatically transferred to the bidder at the end of the procedure. At the end of the procedure, the company is no longer deemed a public company, unless bonds issued by the company are still spread among the public. The consideration for the securities must be in cash and must represent the fair value (verified by an independent expert) in order to safeguard the interests of the transferring shareholders.

The DGCL provides appraisal rights for shareholders, or the right for shareholders to demand payment in cash of the judicially determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.

Limitations on the Right to Own Securities

Neither Belgian law nor our articles of association impose any general limitation on the right of non-residents or foreign persons to hold our securities or exercise voting rights on our securities other than those limitations that would generally apply to all shareholders.

Exchange Controls and Limitations Affecting Shareholders

There are no Belgian exchange control regulations that impose limitations on our ability to make, or the amount of, cash payments to residents of the United States.

We are in principle under an obligation to report to the National Bank of Belgium certain cross-border payments, transfers of funds, investments and other transactions in accordance with applicable balance-of-payments statistical reporting obligations. Where a cross-border transaction is carried out by a Belgian credit institution on our behalf, the credit institution will in certain circumstances be responsible for the reporting obligations.

Listing

Our ADSs are listed on Nasdaq under the symbol “CYAD.” Our ordinary shares are listed on Euronext Brussels and Euronext Paris under the symbol “CYAD.”

Transfer Agent and Registrar

The transfer agent and registrar for the ADSs is Citibank, N.A.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Europe plc, located at 1 North Wall Quay, Dublin 1 Ireland, EGSP 186.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-204724 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share on deposit with the custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Belgium, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (DTC), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Belgian laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Belgium would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell such property, it may dispose of such property in any way it deems reasonably practicable.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders. The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus in the U.S. offering will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in this prospectus.

After the closing of this offering, the depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Belgian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	you are duly authorized to deposit the ordinary shares.

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the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

•	the deposit of the ordinary shares does not violate any provisions of Belgian law.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

We may restrict transfers of ADSs where such transfer may result in the total number of shares represented by the ADSs owned by a single holder or beneficial owner to exceed limits imposed by applicable law or our articles of association. We may instruct the depositary to take actions with respect to the ownership interests of any holder or beneficial owner in excess of such limits including the imposing of restrictions on transfers of ADSs, the removal or limitation of voting rights, or mandatory sale or disposition of ADSs held by such holder of beneficial owner in excess of such limitations.

Withdrawal of Ordinary Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Belgian legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	obligations to pay fees, taxes and similar charges.

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how and when to instruct the depositary to exercise the voting rights of the securities represented by ADSs and what will happen (i) should the depositary not receive your timely voting instructions or (ii) if your voting instructions fail to specify the manner in which the depositary is to vote on your behalf.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions. If the depositary timely receives voting instructions from a holder of ADSs which fail to specify the manner in which the depositary is to vote, the depositary will deem the holder to have instructed the depositary to vote in favor of the items set forth in such voting instructions. Additionally, at our request, the depositary will provide us with copies of the voting instructions it receives. As a holder, you agree that we may disclose your voting instructions for purposes of compliance with Belgian law, in connection with any shareholders’ meeting.

Securities for which no voting instructions have been received will not be voted. Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
• Issuance of ADSs upon deposit of ordinary shares (excluding issuances as a result of distributions of ordinary shares)	Up to U.S. $0.05 per ADS issued
• Cancellation of ADSs	Up to U.S. $0.05 per ADS canceled
• Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to U.S. $0.05 per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. $0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares)	Up to U.S. $0.05 per ADS held
• ADS Services	Up to U.S. $0.05 per ADS held on the applicable record date(s) established by the depositary

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) deposit of ordinary shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC or presented to the depositary via DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in the United States facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the deposited property, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

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We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•	Nothing in the deposit agreement precludes Citibank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement and subject to any applicable securities laws and regulations (including without limitation any insider dealer restrictions), the depositary may issue ADSs to broker/dealers before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The depositary normally limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate), but may change such limits from time to time as it deems appropriate. The deposit agreement imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs; to deliver, transfer, split and combine ADRs; or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law

The deposit agreement and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of Belgium.

TAXATION

The information presented under the caption “Certain Material U.S. Federal Income Tax Considerations to U.S. Holders” below is a discussion of certain material U.S. federal income tax considerations to a U.S. holder (as defined below) of investing in ADSs. The information presented under the caption “Belgian Tax Consequences” is a discussion of the material Belgian tax consequences of investing in ADSs.

You should consult your tax advisor regarding the applicable tax consequences to you of investing in ADSs under the laws of the United States (federal, state and local), Belgium, and any other applicable foreign jurisdiction.

Certain Material U.S. Federal Income Tax Considerations to U.S. Holders

The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of ADSs by a U.S. holder (as defined below). This summary addresses only the U.S. federal income tax considerations for U.S. holders that are purchasers of the ADSs pursuant to the offering and that will hold such ADSs as capital assets for U.S. federal income tax purposes. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. holder. This summary does not address tax considerations applicable to a holder of ADSs that may be subject to special tax rules including, without limitation, the following:

•	banks, financial institutions or insurance companies;

•	brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons that hold the ADSs as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•

partnerships (including entities and arrangements classified as partnerships for U.S. federal income tax purposes) S corporations or other pass-through entities, or persons that will hold the ADSs through such an entity;

•	certain former citizens or long-term residents of the United States;

•	persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the ADSs to their financial statements;

•	holders that own (directly, indirectly, or through attribution) 10% or more of the voting power or value of the ADSs and shares; and

•	holders that have a “functional currency” for U.S. federal income tax purposes other than the U.S. dollar.

Further, this summary does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of the ADSs.

This description is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder, administrative and judicial interpretations thereof, and the Convention between the Government of the United States and the Government of the Kingdom of Belgium for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, signed on November 27, 2006, or the U.S.-Belgium Tax Treaty, in each case as of and available as of the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the U.S. Internal Revenue Service, or IRS, will not take a contrary or different position concerning the tax consequences of the acquisition, ownership and disposition of the ADSs or that such a position would not be sustained. Holders should consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning, and disposing of the ADSs in their particular circumstances.

For the purposes of this summary, a “U.S. holder” is a beneficial owner of ADSs that is (or is treated as), for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (1) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) if the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ADSs, the U.S. federal income tax consequences relating to an investment in the ADSs will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of owning and disposing of the ADSs in its particular circumstances.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. In general, a U.S. holder who owns ADSs will be treated as the beneficial owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will generally be recognized if a U.S. holder exchanges ADSs for the underlying shares represented by those ADSs.

As indicated below, this discussion is subject to U.S. federal income tax rules applicable to a “passive foreign investment company,” or a PFIC.

Persons considering an investment in the ADSs should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of the ADSs, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Distributions. Although we do not currently plan to pay dividends, and subject to the discussion under “— Passive Foreign Investment Company Considerations” below, the gross amount of any distribution (before reduction for any amounts withheld in respect of Belgian withholding tax) actually or constructively received by a U.S. holder with respect to ADSs will be taxable to the U.S. holder as a dividend to the extent of the U.S. holder’s pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder’s adjusted tax basis in the ADSs. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain as described below under “—Sale, Exchange or Other Taxable Disposition of the ADSs.” However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Non-corporate U.S. holders may qualify for the preferential rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below) if we are a “qualified foreign corporation” and certain other requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ADSs which are readily tradable on an established securities market in the United States. The ADSs are listed on Nasdaq, which is an established securities market in the United States, and we expect the ADSs to be readily tradable on Nasdaq. However, there can be no assurance that the ADSs will be considered readily tradable on an established securities market in the United States in future years. We are incorporated under the laws of Belgium, and we believe that we qualify as a resident of Belgium for purposes of, and are eligible for the benefits of, the U.S.-Belgium Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Belgium Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Dividends received by a corporate U.S. holder will not be eligible for the dividends-received deduction generally allowed to corporate U.S. holders.

A U.S. holder generally may claim the amount of any Belgian withholding tax as either a deduction from gross income or a credit against U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Generally, the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that such U.S. holder’s “foreign source” taxable income bears to such U.S. holder’s worldwide taxable income. In applying this limitation, a U.S. holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. For foreign tax credit limitation purposes, distributions paid on ADSs that are treated as dividends will generally be foreign source income and will generally constitute passive category income. Furthermore, Belgian income taxes that are withheld in excess of the rate applicable under the U.S.-Belgium Tax Treaty (for U.S. holders that are eligible for reduced rates under the U.S.-Belgium Tax Treaty) or that are refundable under Belgian law will not be eligible for credit against a U.S. holder’s federal income tax liability. Each U.S. holder should consult its own tax advisors regarding the foreign tax credit rules.

In general, the amount of a distribution paid to a U.S. holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. holder actually or constructively receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. The U.S. holder will take a tax basis in the foreign currency equal to the U.S. dollar equivalent on such date. The conversion of the foreign currency into U.S. dollars at a later date will give rise to foreign currency exchange gain or loss equal to the difference between the foreign currency’s U.S. dollar equivalent at such later time and the U.S. holder’s tax basis in the foreign currency. Any foreign currency gain or loss that a U.S. holder recognizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If a distribution received in a foreign currency is converted into U.S. dollars on the day it is received, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the distribution.

Sale, Exchange or Other Taxable Disposition of the ADSs.    A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of ADSs in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder’s adjusted tax basis for those ADSs. Subject to the discussion under “— Passive Foreign Investment Company Considerations” below, this gain or loss will generally be a capital gain or loss. The adjusted tax basis in the ADSs generally will be equal to the cost of such ADSs. Capital gain from the sale, exchange or other taxable disposition of ADSs of a non-corporate U.S. holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. holder’s holding period determined at the time of such sale, exchange or other taxable disposition for such

ADSs exceeds one year (i.e., such gain is long-term taxable gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations. Any such gain or loss that a U.S. holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Medicare Tax.    Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ADSs. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the ADSs.

Passive Foreign Investment Company Considerations.    A corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of its subsidiaries, either: (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average quarterly value of its total gross assets (which is measured by the fair market value of our assets, and for which purpose the total value of our assets may be determined in part by reference to the market value of the ADSs and our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of “passive income.”

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of cash, including the funds raised in offerings of the ADSs. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are a PFIC for any year with respect to which a U.S. holder owns the ADSs, we will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder owns the ADSs, regardless of whether we continue to meet the tests described above.

Whether we are a PFIC for any taxable year will depend on the composition of our income and the projected composition and estimated fair market values of our assets in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for any taxable year. The market value of our assets may be determined in large part by reference to the market price of the ADSs and our ordinary shares, which is likely to fluctuate after the offering. We do not believe that we were a PFIC for the 2018 taxable year. However, with respect to our 2019 taxable year and future taxable years, it is uncertain whether we will be a PFIC based upon the expected value of our assets, including any goodwill, and the expected composition of our income and assets (including revenue derived from certain recoverable government grants, the tax treatment of which is uncertain). We cannot provide any assurances regarding our PFIC status for the current, prior or future taxable years.

If we are a PFIC for any taxable year, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs) and (b) any gain realized on the sale or other disposition of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “— Distributions.”

Certain elections exist that would result in an alternative treatment (such as mark-to-market treatment) of the ADSs. If a U.S. holder makes the mark-to-market election, the U.S. holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. holder makes the election, the U.S. holder’s tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to- market election is available only if we are a PFIC and the ADSs are “regularly traded” on a “qualified exchange.” The ADSs will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement are disregarded). Nasdaq is a qualified exchange for this purpose and, consequently, if the ADSs remain on Nasdaq and are regularly traded, the mark-to-market election will be available to a U.S. holder. However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFICs are themselves “marketable.” As a result, even if a U.S. holder validly makes a mark-to-market election with respect to our ADSs, the U.S. holder may continue to be subject to the PFIC rules discussed above with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

If a U.S. Holder makes an effective qualified electing fund election, or QEF Election, the U.S. Holder will be required to include in gross income each year, whether or not we make distributions, as capital gains, such U.S. Holder’s pro rata share of our net capital gains and, as ordinary income, such U.S. Holder’s pro rata share of our earnings in excess of our net capital gains. We do not currently intend to provide the information necessary for U.S. holders to make QEF Elections if we are treated as a PFIC for any taxable year.

If we are determined to be a PFIC, a U.S. holder will generally be subject to similar rules with respect to distributions that we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that are also PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. holder. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.

If a U.S. holder owns ADSs during any taxable year in which we are a PFIC, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder’s federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisors with respect to the acquisition, ownership and disposition of the ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to the ADSs and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the ADSs.

Backup Withholding and Information Reporting.    U.S. holders generally will be subject to information reporting requirements with respect to dividends on ADSs and on the proceeds from the sale, exchange or disposition of ADSs that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an “exempt recipient.” In addition, U.S. holders may be subject to backup withholding on such payments, unless the U.S. holder provides a correct taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting.    Certain U.S. holders who are individuals and certain entities controlled by individuals may be required to report information relating to an interest in the ADSs, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their acquisition, ownership and disposition of the ADSs.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ADSS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Belgian Tax Consequences

The following paragraphs are a summary of material Belgian tax consequences of the ownership of ADSs by an investor. The summary is based on laws, treaties and regulatory interpretations in effect in Belgium on the date of this prospectus supplement, all of which are subject to change, including changes that could have retroactive effect.

The summary only discusses Belgian tax aspects which are relevant to U.S. holders of ADSs (Holders). This summary does not address Belgian tax aspects which are relevant to persons who are fiscally resident in Belgium or who avail of a permanent establishment or a fixed base in Belgium to which the ADSs are effectively connected.

This summary does not purport to be a description of all of the tax consequences of the ownership of ADSs, and does not take into account the specific circumstances of any particular investor, some of which may be subject to special rules, or the tax laws of any country other than Belgium. This summary does not describe the tax treatment of investors that are subject to special rules, such as banks, insurance companies, collective investment undertakings, dealers in securities or currencies, persons that hold, or will hold, ADSs in a position in a straddle, share-repurchase transaction, conversion transactions, synthetic security or other integrated financial transactions. Investors should consult their own advisors regarding the tax consequences of an investment in ADSs in the light of their particular circumstances, including the effect of any state, local or other national laws.

In addition to the assumptions mentioned above, it is also assumed in this discussion that for purposes of the domestic Belgian tax legislation, the owners of ADSs will be treated as the owners of the ordinary shares represented by such ADSs. However, the assumption has not been confirmed by or verified with the Belgian Tax Authorities.

Dividend Withholding Tax

As a general rule, a withholding tax of 30% is levied on the gross amount of dividends paid on the ordinary shares represented by the ADSs, subject to such relief as may be available under applicable domestic or tax treaty provisions.

Dividends subject to the dividend withholding tax include all benefits attributed to the ordinary shares represented by the ADSs, irrespective of their form, as well as reimbursements of statutory share capital by us, except reimbursements of fiscal capital made in accordance with the Belgian Companies and Associations Code. In principle, fiscal capital includes paid-up statutory share capital, and subject to certain conditions, the paid-up issue premiums and the amounts subscribed to at the time of the issue of profit sharing certificates. For financial years starting on or after January 1, 2018, any reduction of fiscal capital is deemed to be paid out on a pro rata basis of the fiscal capital and certain reserves (in the following order: the taxed reserves incorporated in the statutory capital, the taxed reserves not incorporated in the statutory capital and the tax-exempt reserves incorporated in the statutory capital). Only the part of the capital reduction that is deemed to be paid out of the fiscal capital will, for Belgian withholding tax purposes, not be considered as a dividend distribution provided such repayment is carried out in accordance with the relevant provisions of company law.

In case of a redemption by us of our own shares represented by ADSs, the redemption distribution (after deduction of the portion of fiscal capital represented by the redeemed shares) will be treated as a dividend which in principle is subject to the withholding tax of 30%, subject to such relief as may be available under applicable domestic or tax treaty provisions. In case of a liquidation of our company, any amounts distributed in excess of the fiscal capital will also be treated as a dividend, and will in principle be subject to a 30% withholding tax, subject to such relief as may be available under applicable domestic or tax treaty provisions.

For non-residents the dividend withholding tax, if any, will be the only tax on dividends in Belgium, unless the non-resident avails of a fixed base in Belgium or a Belgian permanent establishment to which the ADSs are effectively connected.

Relief of Belgian Dividend Withholding Tax

Under the U.S.-Belgium Tax Treaty, under which we are entitled to benefits accorded to residents of Belgium, there is a reduced Belgian withholding tax rate of 15% on dividends paid by us to a U.S. resident which beneficially owns the dividends and is entitled to claim the benefits of the U.S.-Belgium Tax Treaty under the limitation of benefits article included in the U.S.-Belgium Tax Treaty (Qualifying Holders).

If such Qualifying Holder is a company that owns directly at least 10% of our voting stock, the Belgian withholding tax rate is further reduced to 5%. No withholding tax is however applicable if the Qualifying Holder, is either of the following:

•	a company that is a resident of the United States that has owned directly ADSs representing at least 10% of our capital for a twelve-month period ending on the date the dividend is declared, or

•	a pension fund that is a resident of the United States, provided that such dividends are not derived from the carrying on of a business by the pension fund or through an associated enterprise.

Under the normal procedure, we or our paying agent must withhold the full Belgian withholding tax, without taking into account the reduced U.S.-Belgium Tax Treaty rate. Qualifying Holders may then make a claim for reimbursement for amounts withheld in excess of the rate defined by the U.S.-Belgium Tax Treaty. The reimbursement form (Form 276 Div-Aut.) can be obtained as follows:

•	by letter from the Centre Etrangers — Team 6 — 17P, Boulevard du Jardin Botanique 50 boîte 3429, 1000 Brussels, Belgium;

•	by telephone at +32 (0) 257/74 040;

•	via e-mail at foreigners.team6@minfin.fed.be; or at

•	http://financien.belgium.be/nl/ondernemingen/vennootschapsbelasting/voorheffingen/roerende_voorheffing/formulieren.

The reimbursement form is to be sent to the Centre Etrangers — Team 6 —17P, Boulevard du Jardin Botanique 50 boîte 3429, 1000 Brussels, Belgium as soon as possible and in each case within a term of five years starting from the first of January of the year the withholding tax was paid to the Belgian Treasury.

Qualifying Holders may also, subject to certain conditions, obtain the reduced U.S.-Belgium Tax Treaty rate at source. Qualifying Holders should deliver a duly completed Form 276 Div-Aut. no later than ten days after the date on which the dividend has been paid or attributed (whichever comes first).

Additionally, pursuant to Belgian domestic tax law, dividends distributed to corporate Holders that qualify as a parent company will be exempt from Belgian withholding tax provided that the ADSs held by the Holder, upon payment or attribution of the dividends, amount to at least 10% of our share capital and are held or will be held during an uninterrupted period of at least one year, and provided the anti-abuse provision does not apply. A Holder qualifies as a parent company if it has a legal form similar to the ones listed in the annex to the EU Parent-Subsidiary Directive of 23 July 1990 (90/435/EC), if it is considered to be a tax resident according to the laws of the United States of America and the U.S.-Belgium Tax Treaty, and if it is subject to a tax similar to the Belgian corporate income tax without benefiting from a tax regime that derogates from the ordinary tax regime.

In order to benefit from this exemption, the Holder must provide us or its paying agent with a certificate confirming its qualifying status and the fact that it satisfies the required conditions. If the Holder holds the ADSs for less than one year, at the time the dividends are paid on or attributed to the shares represented by the ADSs, we must deduct the withholding tax but we do not need to transfer it to the Belgian Treasury provided that the Holder certifies its qualifying status, the date from which the Holder has held the ADSs, and the Holder’s commitment to hold the shares for an uninterrupted period of at least one year. The Holder must also inform us or its paying agent when the one-year period has expired or if its shareholding drops below 10% of our share capital before the end of the one-year holding period. Upon satisfying the one-year shareholding requirement, the deducted dividend withholding tax will be paid to the Holder.

Dividends paid or attributable to a corporate Holder will under certain conditions be subject to a full exemption, provided that the Holder has a legal form similar to the ones listed in in Annex I, Part A to Council Directive 2011/96/EU of November 30, 2011 on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States, as amended by the Council Directive of July 8, 2014 (2014/86/EU) and holds a share participation in our share capital, upon payment or attribution of the dividends, of less than 10% but with an acquisition value of at least EUR 2,500,000 and has held this share participation in full legal ownership during an uninterrupted period of at least one year.

The withholding tax exemption is only applied to the extent that the Belgian withholding tax cannot be credited nor reimbursed at the level of the qualifying, dividend receiving, Holder. The Holder must provide us or its paying agent with a certificate confirming its qualifying status and the fact that it meets the required conditions.

Withholding tax is also not applicable, pursuant to Belgian domestic tax law, on dividends paid to a U.S. pension fund which satisfies the following conditions:

(i)    to be an entity with a separate legal personality with fiscal residence in the United States and without a permanent establishment or fixed base in Belgium,

(ii)    whose corporate purpose consists solely in managing and investing funds collected in order to pay legal or complementary pensions,

(iii)    whose activity is limited to the investment of funds collected in the exercise of its statutory mission, without any profit making aim and without operating a business in Belgium,

(iv)    which is exempt from income tax in the United States, and

(v)    provided that it (save in certain particular cases as described in Belgian law) is not contractually obligated to redistribute the dividends to any ultimate beneficiary of such dividends for whom it would manage the shares or ADSs, nor obligated to pay a manufactured dividend with respect to the shares or ADSs under a securities borrowing transaction.

The exemption will only apply if the U.S. pension fund provides an affidavit confirming that it is the full legal owner or usufruct holder of the shares or ADSs and that the above conditions are satisfied. The organization must then forward that affidavit to us or our paying agent.

In addition, the exemption will only apply if the U.S. pension fund has held the ADSs in full legal ownership for an uninterrupted period of at least 60 days prior to the dividend payment, unless the U.S. pension fund can evidence that the legal acts or arrangements to which the dividends relate are not artificial and not set up with the principal purpose or one of the principle purposes of obtaining the benefit of this withholding tax exemption.

Non-resident individuals may be eligible for an exemption of the first tranche of dividend income up to the amount of €800 for the income year 2019. Prospective Holders are encouraged to consult their own tax advisors to determine whether they qualify for an exemption or a reduction of the withholding tax rate upon payment of dividends and, if so, the procedural requirements for obtaining such an exemption or a reduction upon the payment of dividends or making claims for reimbursement.

Capital Gains and Losses

Pursuant to the U.S.-Belgium Tax Treaty, capital gains and/or losses realized by a Qualifying Holder from the sale, exchange or other disposition of ADSs are exempt from tax in Belgium.

Capital gains realized on ADSs by a corporate Holder who is not a Qualifying Holder are generally not subject to taxation in Belgium unless such Holder is acting through a Belgian permanent establishment or a fixed place in Belgium to which the ADSs are effectively connected (in which case a 29.58%, 25.75% or 0% tax on the capital gain may apply, depending on the particular circumstances, taking into account that different rates may apply if the establishment qualifies as a small enterprise). Recent legislative measures have changed the aforementioned capital gains tax rates. As of assessment year 2021, linked to a taxable period starting at the earliest on January 1, 2020, the 25.75% rate will be abolished and replaced with the ordinary corporate income tax rate of 25%. As of assessment year 2021, linked to a taxable period starting at the earliest on January 1, 2020, the 29.58% rate will be reduced to 25%. Capital losses are generally not tax deductible.

Private individual Holders who are not Qualifying Holders and who are holding ADSs as a private investment will, as a rule, not be subject to tax in Belgium on any capital gains arising out of a disposal of ADSs. Losses will, as a rule, not be tax deductible.

However, if the gain realized by such individual Holders on ADSs is deemed to be realized outside the scope of the normal management of such individual’s private estate and the capital gain is obtained or received in Belgium, the gain will be subject to a final tax of 33%.

Moreover, capital gains realized by such individual Holders on the disposal of ADSs for consideration, outside the exercise of a professional activity, to a non-resident corporation (or a body constituted in a similar legal form), to a foreign state (or one of its political subdivisions or local authorities) or to a non-resident legal entity that is established outside the European Economic Area, are in principle taxable at a rate of 16.5% if, at any time during the five years preceding the realization event, such individual Holders own or have owned directly or indirectly, alone or with his/her spouse or with certain other relatives, a substantial shareholding in us (that is, a shareholding of more than 25% of our shares).

Capital gains realized by a Holder upon the redemption of ADSs or upon our liquidation will generally be taxable as a dividend. See the section of this prospectus supplement titled “— Dividend Withholding Tax” above.

Estate and Gift Tax

There is no Belgium estate tax on the transfer of ADSs on the death of a Belgian non-resident. Donations of ADSs made in Belgium may or may not be subject to gift tax depending on the modalities under which the donation is carried out.

Belgian Tax on Stock Exchange Transactions

Upon the issuance of ADSs (primary market transactions) no tax on stock exchange transactions is due.

The purchase and sale or any other acquisition or transfer for consideration of existing ADSs (secondary market) in Belgium through a professional intermediary is subject to the tax on stock exchange transactions. The tax is due from the transferor and the transferee separately. The applicable rate amounts to 0.35% with a cap of €1,600 per transaction and per party.

Belgian non-residents who purchase or otherwise acquire or transfer, for consideration, ADSs in Belgium for their own account through a professional intermediary established in Belgium may be exempt from the tax on stock exchange transactions if they deliver a sworn affidavit to such intermediary confirming their nonresident status, unless they would be considered to have their habitual abode (for individuals) or their seat or establishment (for legal entities) in Belgium.

In addition to the above, no tax on stock exchange transactions is payable by: (i) professional intermediaries described in Article 2, 9 and 10 of the Law of August 2, 2002 acting for their own account, (ii) insurance companies described in Article 2, §1 of the Law of July 9, 1975 acting for their own account, (iii) professional retirement institutions referred to in Article 2, §1 of the Law of October 27, 2006 relating to the control of professional retirement institutions acting for their own account, (iv) collective investment institutions acting for their own account, (v) the aforementioned non-residents acting for their own account (upon delivery of a certificate of non-residency in Belgium), or (vi) regulated real estate companies acting for their own account.

No tax on stock exchange transactions should thus be due by Holders on the subscription, purchase or sale of ADSs, if the Holders are acting for their own account. In order to benefit from this exemption, the Holders must file with the professional intermediary in Belgium a sworn affidavit evidencing that they are nonresidents for Belgian tax purposes.

Proposed Financial Transactions Tax

The European Commission has published a proposal for a Directive for a common financial transactions tax, or FTT, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, or collectively, the Participating Member States. However, Estonia has since stated that it will not participate, and it is unclear whether Belgium will participate.

The proposed FTT has a very broad scope and could, if introduced in its current form, apply to certain dealings in ADS’s in certain circumstances. Under current proposals, the FTT could apply in certain circumstances to persons both within and outside of the Participating Member States. Generally, it would apply to certain dealings in ADSs where at least one party is a financial institution, and at least one party is established in a Participating Member State.

A financial institution may be, or be deemed to be, “established” in a Participating Member State in a broad range of circumstances, including by transacting with a person established in a Participating Member State.

The proposal currently stipulates that once the FTT enters into force, the participating Member States shall not maintain or introduce taxes on financial transactions other than the FTT (or VAT as provided in the Council Directive 2006/112/EC on the common system of value added tax). For Belgium, the tax on stock exchange transactions should thus be abolished once the FTT enters into force. The proposal is still subject to negotiation between the participating Member States and therefore may be changed at any time.

Prospective investors are advised to seek their own professional advice in relation to the FTT.

Tax on Securities Accounts

Belgian non-resident individuals are taxed at a rate of 0.15% on their share in the average value of qualifying financial instruments (such as shares, bonds, certain other type of debt instruments, units of undertakings for collective investment, and warrants) held on one or more securities account with one or more financial intermediary established or located in Belgium during a reference period of 12 consecutive months starting on 1 October, and ending on 30 September of the subsequent year (Tax on Securities Accounts).

No Tax on Securities Accounts is due provided the holder’s share in the average value of the qualifying financial instruments on those accounts amounts to less than EUR 500,000. If, however, the holder’s share in the average value of the qualifying financial instruments on those accounts during the relevant reference period amounts to EUR 500,000 or more, the Tax on Securities Accounts is due on the entire share of the holder in the average value of the qualifying financial instruments on those accounts (and hence, not only on the part exceeding the EUR 500,000 threshold).

Note that pursuant to certain double tax treaties, Belgium has no right to tax capital. Hence, to the extent the Tax on Securities Accounts is viewed as a tax on capital within the meaning of these double tax treaties, treaty override may, subject to certain conditions, be claimed. However, this is not the case for the U.S.-Belgium Tax Treaty.

A financial intermediary is defined as (i) a credit institution or a stockbroking firm as defined by Article 1, §2 and §3 of the Law of 25 April 2014 on the on the legal status and supervision of credit institutions and stockbroking firms and (ii) the investment companies as defined by Article 3, §1 of the Law of 25 October 2016 on access to the activity of investment services and on the legal status and supervision of portfolio management and investment advice companies, which are pursuant to national law admitted to hold financial instruments for the account of customers.

The Tax on Securities Accounts is in principle due by the financial intermediary established or located in Belgium if (i) the holder’s share in the average value of the qualifying financial instruments held on one or more securities accounts with said intermediary amounts to EUR 500,000 or more or (ii) the holder instructed the financial intermediary to levy the Tax on Securities Accounts due (e.g., in case such holder holds qualifying financial instruments on several securities accounts held with multiple intermediaries of which the average value of each of these accounts do not amount to EUR 500,000 or more but of which the holder’s share in the total average value of these accounts exceeds EUR 500,000). Otherwise, the Tax on Securities Accounts needs to be declared and is due by the holder itself.

Non-resident individuals have to report in their annual Belgian non-resident income tax return their various securities accounts held with one or more financial intermediaries established or located in Belgium of which they are considered as a holder within the meaning of the Tax on Securities Accounts.

Prospective Holders are encouraged to consult their own tax advisors to determine the applicability and extent of such tax with respect to their ADSs.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying cash dividends on our equity securities in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business. All of the ordinary shares, including in the form of the ADSs, offered by this prospectus supplement will have the same dividend rights as all of our other outstanding ordinary shares. In general, distributions of dividends proposed by our board of directors require the approval of our shareholders at a meeting of shareholders with a simple majority vote, although our board of directors may declare interim dividends without shareholder approval, subject to the terms and conditions of the Belgian Companies and Associations Code. See the section of this prospectus supplement titled “Description of Share Capital.”

Pursuant to Belgian law, the calculation of amounts available for distribution to shareholders, as dividends or otherwise, must be determined on the basis of our non-consolidated statutory financial accounts prepared under Belgian GAAP, and not on the basis of IFRS consolidated accounts. In addition, under the Belgian Companies and Associations Code, we may declare or pay dividends only if, following the declaration and issuance of the dividends, the amount of our net assets on the date of the closing of the last financial year according to our non-consolidated statutory annual accounts (i.e., the amount of the assets as shown in the balance sheet, decreased with provisions and liabilities, all as prepared in accordance with Belgian accounting rules), decreased with the non-amortized costs of incorporation and expansion and the non-amortized costs for research and development, does not fall below the amount of the paid-up capital (or, if higher, the called capital), increased with the amount of non-distributable reserves. Finally, prior to distributing dividends, we must allocate at least 5% of our annual net profits (under our non-consolidated statutory accounts prepared in accordance with Belgian accounting rules) to a legal reserve, until the reserve amounts to 10% of our share capital.

For information regarding the Belgian withholding tax applicable to dividends and related U.S. reimbursement procedures, see the section of this prospectus supplement titled “Taxation — Belgian Tax Consequences.”

UNDERWRITING

Wells Fargo Securities, LLC, William Blair & Company, L.L.C. and Bryan, Garnier & Co. Limited are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of ADSs and ordinary shares set forth opposite its name below.

Underwriters	Number of ADSs	Number of Ordinary Shares
Wells Fargo Securities, LLC	721,305	118,695
William Blair & Company, L.L.C.	652,608	107,392
Bryan, Garnier & Co. Limited	206,087	33,913
Kempen & Co U.S.A., Inc.	137,391	22,609

Total	1,717,391	282,609

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs and ordinary shares sold under the underwriting agreement if any of these ADSs and ordinary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the ADSs and ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs and ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The U.S. offering and the European private placement together constitutes a single offering of securities that will occur simultaneously. The total number of ordinary shares in the U.S. offering and European private placement is subject to reallocation between them.

Sales of ADSs and ordinary shares made outside of the United States may be made by affiliates of the underwriters. In addition, to the extent that the offering by Bryan, Garnier & Co. Limited is within the United States, Bryan, Garnier & Co. Limited will offer and place ADSs with investors through Bryan Garnier Securities, LLC, its U.S. broker-dealer affiliate. The activities of Bryan, Garnier & Co. Limited in the United States will be effected only to the extent permitted by Rule 15a-6 under the Exchange Act.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the ADSs and ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional ADSs and ordinary shares.

	Per ADS	Per Ordinary Share	Without Option	With Option
Public offering price	$10.00	€9.08	$20,000,000	$23,000,000
Underwriting discount	$0.60	€0.5448	$1,200,000	$1,380,000
Proceeds, before expenses, to us	$9.40	€8.5352	$18,800,000	$21,620,000

The expenses of the offering, not including the underwriting discount, are estimated at $880,000 and are payable by us. We have agreed to reimburse the underwriters for certain expenses, including expenses relating to clearance of this offering with the Financial Industry Regulatory Authority (FINRA), up to $60,000. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering.

Option to Purchase Additional ADSs and Ordinary Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 300,000 additional ordinary shares (which may be in the form of ADSs) at the public offering price, less the underwriting discount, solely to cover over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs and ordinary shares, as applicable, proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our directors and members of our executive committee have agreed not to sell or transfer any ordinary shares or ADSs or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares or ADSs or any other securities that are substantially similar to ordinary shares or ADSs (collectively, the “Lock-Up Securities”), for 90 days after the date of this prospectus supplement without first obtaining the written consent of Wells Fargo Securities, LLC and William Blair & Company, L.L.C. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any Lock-Up Securities,

•	sell any option or contract to purchase any Lock-Up Securities,

•	purchase any option or contract to sell any Lock-Up Securities,

•	grant any option, right or warrant for the sale of any Lock-Up Securities,

•	lend or otherwise dispose of or transfer any Lock-Up Securities,

•	request or demand that we file a registration statement related to the Lock-Up Securities, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Lock-Up Securities whether any such swap or transaction is to be settled by delivery of ordinary shares or ADSs or other securities, in cash or otherwise.

This lock-up provision applies to Lock-Up Securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Nasdaq Global Market Listing

The ADSs are listed on Nasdaq under the trading symbol “CYAD.” Our ordinary shares are listed on Euronext Brussels and Euronext Paris under the symbol “CYAD.”

Price Stabilization, Short Positions

Until the distribution of the ADSs and ordinary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs and ordinary shares. However, the representatives may engage in transactions that stabilize the price of the ADSs and ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our ADSs and ordinary shares in the open market for stabilization purposes for 30 days from the date of this prospectus supplement. Stabilization, if any, will not occur at a price higher than the public offering price. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs and ordinary shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs and ordinary shares or purchasing ADSs and ordinary shares in the open market. In determining the source of ADSs and ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ADSs and ordinary shares available for purchase in the open market as compared to the price at which they may purchase ADSs and ordinary shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs and ordinary shares in the open market. The underwriters have informed us that their naked short position shall not exceed 5% of the ADSs and ordinary shares offered hereby. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs or ordinary shares in the open market after pricing that could adversely affect investors who purchase in the global offering. Stabilizing transactions consist of various bids for or purchases of ADSs or ordinary shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs and ordinary shares or preventing or retarding a decline in the market price of our ADSs and ordinary shares. As a result, the price of our ADSs or ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, Euronext Brussels, Euronext Paris, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs or ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this global offering, underwriters and selling group members may engage in passive market making transactions in the ADSs on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of ADSs and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our ADSs to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LifeSci Capital, LLC is acting as issuer’s advisor in connection with this offering. LifeSci Capital, LLC is not acting as an underwriter and will not sell or offer to sell any securities and will not identify, solicit or engage directly with potential investors. In addition, LifeSci Capital, LLC will not underwrite or purchase any of the offered securities or otherwise participate in any such undertaking.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area, no offer of ADSs or ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person located in a Member State to whom any offer of ADSs or ordinary shares is made or who receives any communication in respect of an offer of ADSs or ordinary shares, or who initially acquires any ADSs or ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the Company that (1) it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) in the case of any ADSs or ordinary shares acquired by it as a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where ADSs or ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ADSs or ordinary shares to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of ADSs and ordinary shares in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of ADSs and ordinary shares. Accordingly any person making or intending to make an offer in that Member State of ADSs and ordinary shares which are the subject of the global offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither the Company nor the representatives has authorized, nor do they authorize, the making of any offer of ADSs or ordinary shares in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ADSs or ordinary shares to the public” in relation to any ADSs or ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs or ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ADSs or ordinary shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ADSs and ordinary shares may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs and ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ADSs and ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs or ordinary shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The ADSs and ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs or ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The ADSs and ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs or ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs and ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The ADSs and ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs or ordinary shares may not be circulated or distributed, nor may the ADSs or ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs or ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs or ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The ADSs and ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs, ordinary shares or the global offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the ADSs or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs and ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs and ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs or ordinary shares.

Dubai International Finance Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The ADSs and ordinary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the ADSs and ordinary shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the ADSs and certain other matters governed by U.S. federal and New York state law will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts, our U.S. counsel. The validity of our ordinary shares and certain other matters governed by Belgian law will be passed upon for us by CMS DeBacker SCRL, our Belgian counsel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley LLP, New York, New York, with respect to U.S. federal law, and Allen & Overy LLP, with respect to Belgian law.

EXPERTS

The financial statements as of and for the years ended December 31, 2018 and 2017 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO Reviseurs d’Entreprises Soc. Civ. SCRL, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

BDO Réviseurs d’Entreprises SCRL, The Corporate Village, Da Vincilaan 9—Box E.6, B-1935, Zaventem, Belgium, is a member of the Instituut van de Bedrijfsrevisoren / Institut des Reviseurs d’Entreprises.

The financial statements for the year ended December 31, 2016 incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Scrl, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus supplement is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus supplement does not include all of the information contained in the registration statement. You are referred to the registration statement and the included exhibits for further information. This prospectus supplement is qualified in its entirety by such other information.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers and file annual and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. Additionally, we make these filings available, free of charge, on our website at www.celyad.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.

Information Provided by Us

We will furnish holders of our ordinary shares with annual reports containing audited consolidated financial statements and a report by our independent registered public accounting firm. The audited consolidated financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring to those documents; and

•

information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus supplement and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus supplement.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate herein by reference:

•	our Annual Report on Form 20-F for the year ended December 31, 2018 (File No. 001-37452);

•

our reports on Form 6-K filed with the SEC on January 7, 2019; March 11, 2019; March  21, 2019; April 3, 2019; May  15, 2019; July 3, 2019; July  8, 2019; July 8, 2019; July  9, 2019; August 23, 2019 and September 4, 2019 (other than portions expressly excluded from incorporation by reference) (File No. 001-37452);

•

the description of ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on June 16, 2015 (File No. 001-37452), including any subsequent amendments or reports filed for the purpose of updating such description; and

•	any document filed in the future with the SEC under Sections 13(a) and 13(c) or 15(d) of the Exchange Act after the date of this prospectus supplement and until this offering is completed.

Any report on Form 6-K that we furnish to the SEC on or after the date of this prospectus supplement (or portions thereof) is incorporated by reference in this prospectus supplement only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus supplement and that it is not subsequently superseded.

You may also request a copy of documents incorporated by reference at no cost, by contacting us orally or in writing at the following address and telephone number: Investor Relations, Rue Edouard Belin 2, 1435 Mont-Saint-Guibert, Belgium, Tel. No.: +32 10 394 100.

Our Annual Report on Form 20-F for the year ended December 31, 2018 and any other information incorporated by reference is considered to be a part of this prospectus supplement. The information in this prospectus supplement, to the extent applicable, automatically updates and supersedes the information in our Annual Report on Form 20-F for the year ended December 31, 2018.

Neither we nor the underwriters have authorized any person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front.

PROSPECTUS

Ordinary Shares

Ordinary Shares in the Form of American Depositary Shares

Preference Shares

Preference Shares in the Form of American Depositary Shares

Warrants

Units

Debt Securities

This prospectus will allow us to offer and sell from time to time at prices and on terms to be determined at or prior to the time of one or more offerings, up to $250,000,000 of any combination, together or separately, of ordinary shares; ordinary shares in the form of American Depositary Shares, or ADSs; preference shares; preference shares in the form of ADSs; warrants; units; debt securities or any combination thereof as described in this prospectus. Any ADS will represent a specified number of ordinary shares or preference shares. The warrants may be convertible into or exercisable or exchangeable for ordinary shares or preference shares or debt securities, the preference shares may be convertible into or exchangeable for ordinary shares and the debt securities may be convertible into or exchangeable for ordinary shares or preference shares or other debt securities.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus, as well as any documents incorporated in any of the foregoing by reference, before you invest in our securities. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Our ordinary shares in the form of ADSs are traded on the NASDAQ Global Market under the symbol “CYAD.” Our ordinary shares are traded on Euronext Brussels and Euronext Paris under the symbol “CYAD.”

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS AS WELL AS THOSE CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT.

We are an “emerging growth company” as that term is used in the U.S. Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Neither the U.S. Securities and Exchange Commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 29, 2017

i

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospectus may have changed since those dates.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. Under this shelf registration, we may offer our ordinary shares or preference shares, ordinary shares or preference shares in the form of ADSs, various series of warrants to purchase ordinary shares or preference shares or debt securities, units, debt securities or any combination thereof, from time to time in one or more offerings.

This prospectus only provides you with a general description of the securities that we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the specific terms of the offering. If any such securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in our securities.

We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “Celyad,” “CYAD,” “we,” “us,” “our,” “the company,” “our company” or similar references refer to Celyad SA and its consolidated subsidiaries; and the term “securities” refers collectively to our ordinary shares, ordinary shares in the form of ADSs, preference shares, preference shares in the form of ADSs, warrants to purchase ordinary shares or preference shares or debt securities, units, debt securities, or any combination of the foregoing securities.

Unless otherwise indicated, all references to “U.S. dollars,” “USD,” “dollars,” “US$” and “$” in this prospectus are to the lawful currency of the United States of America and references to “Euro,” “EUR,” and “€” are to the lawful currency of Belgium. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Our consolidated financial statements are presented in euros. We have a fiscal year end of December 31.

ABOUT THE COMPANY

We are a clinical-stage biopharmaceutical company focused on the development of specialized cell-based therapies. We utilize our expertise in cell engineering to target cancer. Our Natural Killer Receptor based T-Cell, or NKR-T, platform has the potential to treat a broad range of solid and hematologic tumors. Our lead drug product candidate in oncology, CAR-T NKR-2, has been evaluated in a single dose-escalation Phase 1 clinical trial to assess the safety and feasibility of CAR-T NKR-2 cells in patients suffering from acute myeloid leukemia or multiple myeloma. This Phase 1 trial was successfully completed in September 2016. In December 2016, a second Phase 1 clinical trial was initiated. The THINK trial (THerapeutic Immunotherapy with CAR-T NKR-2) is a multinational (EU/U.S.), open-label Phase 1b trial to assess the safety and clinical activity of multiple administrations of autologous CAR-T NKR-2 cells in seven refractory cancers. In April 2017, a second dose-escalation phase was initiated in the United States.

Our lead drug product candidate in cardiovascular disease is called C-Cure, an autologous cell therapy for the treatment of patients with ischemic heart failure, or HF. C-Cure was evaluated in CHART-1, a Phase 3 trial conducted in Europe and Israel with 290 patients suffering from advanced ischemic HF. Based on the results of the CHART-1 trial, a U.S. trial, or CHART-2, has been designed to exclusively enroll the subset of patients that met the primary endpoint of the CHART-1 trial. We are currently seeking partners to further develop and commercialize C-Cure, and in May 2017 the U.S. Food and Drug Administration granted a Fast Track designation for C-Cure.

We were founded in 2007 and are based in Mont-Saint Guibert, Belgium and Boston, Massachusetts.

Our ordinary shares have been listed on the Euronext Brussels and Euronext Paris exchanges since July 5, 2013, and our American Depositary Shares have been listed on NASDAQ Global Market since June 18, 2015, all under the ticker symbol “CYAD.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of ordinary shares (or ADSs representing such shares) that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than an aggregate of $1.07 billion in non-convertible debt during the prior three-year period.

Corporate Profile

Our legal and commercial name is Celyad SA. Prior to May 5, 2015, our corporate name was Cardio3 Biosciences SA. We are a limited liability company incorporated in the form of a naamloze vennootschap / société anonyme under Belgian law. We are registered with the Register of Legal Entities (RPM Nivelles) under the enterprise number 0891.118.115. We were incorporated in Belgium on July 24, 2007 for an unlimited duration. Our fiscal year ends December 31.

Our principal executive and registered offices are located at rue Edouard Belin 2, 1435 Mont-Saint-Guibert, Belgium and our telephone number is +32 10 394 100. Our agent for service of process in the United States is CT Corporation System. We also maintain a website at www.celyad.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website does not constitute a part of this prospectus or any supplement to this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) the Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on April 4, 2017 (File No. 001-37452), which is incorporated herein by reference, and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any supplement to this prospectus and the documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management.

All statements other than present and historical facts and conditions contained in this prospectus, including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “should,” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•	our ability to advance drug product candidates into, and successfully commence and complete, clinical trials;

•	our reliance on the success of our drug product candidates;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to develop sales and marketing capabilities;

•	the commercialization of our drug product candidates, if approved;

•	the pricing and reimbursement of our drug product candidates, if approved;

•	the implementation of our business model, strategic plans for our business, drug product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our drug product candidates and technology;

•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

•	cost associated with defending intellectual property infringement, product liability and other claims;

•	regulatory developments in the United States, the European Union and other jurisdictions where we plan to market our drug product candidates;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing and ability to obtain such financing when needed;

•	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;

•	our ability to maintain and establish collaborations or obtain additional grant funding or subsidies;

•	the rate and degree of market acceptance of our drug product candidates;

•	developments relating to our competitors and our industry, including competing therapies;

•	our ability to effectively manage our anticipated growth;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to build our finance infrastructure, improve our accounting systems and controls and remedy the material weaknesses identified in our internal control over financial reporting;

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance

•	our expectations regarding our passive foreign investment company status;

•	the future trading price of our ADSs and our ordinary shares and impact of securities analysts’ reports on these prices; and

•	other risks and uncertainties, including those listed under the section titled “Risk Factors.”

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus, any supplements to this prospectus and the documents that we incorporate by reference in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus, including any prospectus supplements and the documents that we reference in this prospectus and have filed as exhibits to this prospectus, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains market data and industry forecasts that were obtained from third parties and industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods shown. As of the date of this prospectus, we have no preference shares outstanding and we did not declare or pay any dividends on preference shares for the periods indicated. Therefore, the ratios of earnings to combined fixed charges and preference share dividends are the same as the ratios of earnings to fixed charges presented below.

	Year Ended December 31,
	2013	2014	2015	2016
Ratio of earnings to fixed charges(1)	—	—	—	—

(1)

As our continuing operations reported losses before income taxes for the periods presented, the ratio would indicate less than a one-to-one coverage. Therefore, the Euro amount of the deficiency is disclosed for these periods. Earnings were inadequate to cover fixed charges by €14,489 thousand, €16,453 thousand, €29,114 thousand, and €23,612 thousand for the years ended December 31, 2013; 2014; 2015; and 2016, respectively.

CAPITALIZATION

We intend to include information about our capitalization and indebtedness in prospectus supplements.

PLAN OF DISTRIBUTION

We may sell our securities from time to time in one or more transactions. We may sell our securities to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. In some cases, we or dealers acting with us or on our behalf may also purchase our securities and reoffer them to the public. We may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we designate may solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

•	Agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•

We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement, together with the prospectus, to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we will sell our securities to the dealer, as principal.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We may enter into derivative or hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

Agents, underwriters and dealers participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

We may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

•

We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, with respect to any given offering will be described in the applicable prospectus supplement.

The expenses of any offering of our securities will be detailed in the applicable prospectus supplement.

We will identify the specific plan of distribution, including any agents, underwriters, dealers, remarketing firms or other third parties and their compensation in a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

The following description is a summary of certain information relating to our share capital, certain provisions of our articles of association and the Belgian Company Code. Because this description is a summary, it may not contain all of the information important to you. Accordingly, this description is qualified entirely by reference to the description of our share capital and the material terms of our articles of association contained in the documents incorporated herein by reference, including our most recent Annual Report on 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with our articles of association, a copy of which has been filed as an exhibit hereto. Please see the section of this prospectus entitled “Where You Can Find More Information.”

The following description includes comparisons of certain provisions of our articles of association and the Belgian Company Code applicable to us and the Delaware General Corporation Law, or the DGCL, the law under which many publicly listed companies in the United States are incorporated. Because such statements are summaries, they do not address all aspects of Belgian law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Belgian law, and they are not intended to be a complete discussion of the respective rights.

Share Capital

Share Capital and Shares

Our share capital is represented by ordinary shares without nominal value. Our share capital is fully paid-up. Our shares are not separated into classes.

As of December 31, 2016, our share capital amounted to €32,570,836.63 represented by 9,313,603 fully authorized and subscribed and paid-up shares without nominal value. This number does not include outstanding warrants issued by us and granted to certain of our directors, employees and non-employees, nor any other capital increases after December 31, 2016. As of August 24, 2017, we had five shareholders who held shares in registered form, representing 0.73% of our ordinary shares. The remainder of our ordinary shares are in dematerialized form. Neither we nor any of our subsidiaries hold any of our own shares.

On February 1, 2017, we issued 207,250 new shares as a result of an exercise of 207,250 warrants by former and current employees and by some members of our executive management team. On May 2, 2017, we issued 4,900 new shares as a result of an exercise of 4,900 warrants by company employees. On August 1, 2017, we issued 7,950 new shares as a result of an exercise of 7,950 warrants by company employees. On August 23, 2017, we issued 328,275 new shares to Celdara Medical, LLC pursuant to the Subscription Agreement dated August 3, 2017.

Following these capital increases, as of August 24, 2017, our share capital amounted to €34,293,312.81, represented by 9,861,978 shares.

As of August 24, 2017, assuming that all of our ordinary shares represented by ADSs are held by residents of the United States, we estimate that approximately 5.48% of our outstanding ordinary shares were held in the United States by an estimated seven holders of record holding 540,749 ADSs.

Other Outstanding Securities

In addition to the shares already outstanding, we have granted warrants, which upon exercise will lead to an increase in the number of our outstanding shares. A total of 398,610 warrants (where each warrant entitles the holder to subscribe for one new share) were outstanding and granted as of August 24, 2017, which represent approximately 3.88% of the total number of all our issued and outstanding voting financial instruments. Apart from the warrants and warrant plans, we do not currently have other share options, options to purchase securities, convertible securities or other rights to subscribe for or purchase securities outstanding. For further information, see our most recent Annual Report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.

Board of Directors

Belgian law does not specifically regulate the ability of directors to borrow money from us.

Article 523 of the Belgian Company Code provides that if one of our directors directly or indirectly has a personal patrimonial interest that conflicts with a decision or transaction that falls within the powers of our board of directors, the director concerned must inform our other directors before our board of directors makes any decision on such transaction. The statutory auditor must also be notified. The director may neither participate in the deliberation nor vote on the conflicting decision or transaction. A copy of the minutes of the meeting of our board of directors that sets forth the statements of the conflicted director, the nature of the transaction, the financial impact of the matter on us and the justification of the decision of our board of directors must be published in our Annual Report. The statutory auditors’ report on the annual accounts must contain a description of the financial impact on us of each of the decisions of our board of directors where director conflicts arise.

In case of non-compliance with the foregoing, we may request the annulment of the decision or the transaction which has taken place in breach of these provisions if the counterparty to the decision or the transaction was, or should have been, aware of such breach.

The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (i) the material facts as to the director’s relationship or interest and as to the transaction are disclosed and a majority of disinterested directors consent, (ii) the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

We rely on a provision in the Listing Rules of the NASDAQ Stock Market that allows us to follow Belgian corporate law with respect to certain aspects of corporate governance. This allows us to continue following certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the NASDAQ Global Market. In particular, the Listing Rules of the NASDAQ Stock Market require a majority of the directors of a listed U.S. company to be independent, whereas in Belgium, only three directors need to be independent. Nevertheless, our board of directors is currently comprised of four independent directors and three non-independent directors. For further information, see our most recent Annual Report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. The Listing Rules of the NASDAQ Stock Market further require that each of the nominating, compensation and audit committees of a listed U.S. company be comprised entirely of independent directors. However, the Belgian Corporate Governance Code recommends only that a majority of the directors on each of these committees meet the technical requirements for independence under Belgian corporate law. At present, our audit committee is composed of two independent directors. Our nomination and remuneration committee is composed of three independent directors out of four members.

Form and Transferability of Our Shares

All of our shares belong to the same class of securities and are in registered form or in dematerialized form. All of our outstanding shares are fully paid-up and freely transferable, subject to any contractual restrictions.

Belgian company law and our articles of association entitle shareholders to request, in writing and at their expense, the conversion of their dematerialized shares into registered shares and vice versa. Any costs incurred as a result of the conversion of shares into another form will be borne by the shareholder. For shareholders who opt for registered shares, the shares will be recorded in our shareholder register.

Currency

Our share capital, which is represented by our outstanding ordinary shares, is denominated in euros.

Changes to Our Share Capital

In principle, changes to our share capital are decided by our shareholders. Our shareholders may at any time at a meeting of shareholders decide to increase or decrease our share capital. Any such resolution of shareholders must satisfy the quorum and majority requirements that apply to an amendment of the articles of association, as described below in “Description of Securities—Ordinary Shares—Right to Attend and Vote at Our Meeting of Shareholders—Quorum and Majority Requirements.” No shareholder is liable to make any further contribution to our share capital other than with respect to shares held by such shareholder that would not be fully paid-up.

Share Capital Increases by Our Board of Directors

Subject to the quorum and majority requirements described below in “Description of Securities—Ordinary Shares—Right to Attend and Vote at Our Meeting of Shareholders—Quorum and Majority Requirements,” our meeting of shareholders may authorize our board of directors, within certain limits, to increase our share capital without any further approval of our shareholders. A capital increase that is authorized in this manner is referred to as authorized capital. This authorization can only be granted for a renewable period of a maximum of five years as from the date of the publication of the authorization in the Annexes to the Belgian Official Gazette and may not exceed the amount of the registered share capital at the time of the authorization.

Normally, the authorization of the board of directors to increase our share capital through contributions in kind or in cash with cancellation or limitation of the preferential right of the existing shareholders is suspended if we are notified by the Belgian Financial Services and Markets Authority, or the FSMA, of a public takeover bid on the financial instruments of the company. The shareholders’ meeting can, however, authorize the board of directors to increase the share capital by issuing further shares, not representing more than 10% of the shares of the Company at the time of such a public tender offer.

On June 29, 2017, the shareholders at the extraordinary shareholders’ meeting authorized the board of directors to increase our share capital for an amount up to €33,117,976.63, including with limitation or cancellation of the shareholders’ preferential subscription rights, in one or more times and including the authorization to make use of such authorized capital in the framework of a public tender offer.

As of the date of this prospectus, authorized capital in the amount of €31,976,564.45 still remained available under the authorized capital. As of the date hereof, our board of directors may decide to issue up to 9,196,596 ordinary shares pursuant to this authorization, without taking into account however subsequent issuances under our warrant programs or otherwise.

Preferential Subscription Rights

In the event of a share capital increase for cash through the issuance of new shares, or in the event we issue convertible bonds or warrants, our existing shareholders have a preferential right to subscribe, pro rata, to the new shares, convertible bonds or warrants. These preferential subscription rights are transferable during the subscription period.

Our shareholders may, at a meeting of shareholders, decide to limit or cancel this preferential subscription right, subject to special reporting requirements. Such decision by the shareholders must satisfy the same quorum and majority requirements as the decision to increase our share capital.

Shareholders may also decide to authorize our board of directors to limit or cancel the preferential subscription right within the framework of the authorized capital, subject to the terms and conditions set forth in the Belgian Company Code. Our board of directors currently has the authority to increase the share capital within the framework of the authorized capital, and the right to limit or cancel the preferential subscription right within the framework of the authorized capital. See also “—Share Capital Increases by Our Board of Directors” above.

Under the DGCL, shareholders of a Delaware corporation have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the corporation’s certificate of incorporation.

Purchases and Sales of Our Own Shares

We may only repurchase our own shares pursuant to authorization of our shareholders at a meeting of shareholders taken under the conditions of quorum and majority provided for in the Belgian Company Code. Pursuant to the Belgian Company Code, such a decision requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. No quorum is required at the second meeting, but the relevant resolution must be approved by a majority of at least 80% of the votes validly cast at the shareholders meeting.

Within such authorization, we may only repurchase our own shares if the amount that we would use for repurchase is available for distribution. Currently we have no such an authorization and we neither have any funds available for distribution, nor own any of our own shares.

Under the DGCL, a Delaware corporation may purchase or redeem its own shares, unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation.

Belgian Legislation

Disclosure of Significant Shareholdings

The Belgian Law of May 2, 2007 regarding the disclosure of significant shareholdings in issuers whose securities are admitted to trading on a regulated market requires each natural or legal person acquiring or transferring our shares (directly or indirectly, by ownership of ADSs or otherwise) to notify us and the FSMA each time their shareholding crosses (upwards or downwards) a threshold of 5% of the total number of outstanding voting rights allocated to the Company’s securities or any multiple thereof.

Similarly, if as a result of events changing the breakdown of voting rights, the percentage of the voting rights reaches, exceeds or falls below any of the above thresholds, disclosure is required even when no acquisition or disposal of shares or ADSs has occurred (e.g., as a result of a capital increase or a capital decrease). Finally, disclosure is also required when persons acting in concert enter into, modify or terminate their agreement resulting in their voting rights reaching, exceeding or falling below any of the above thresholds.

The disclosure statements must be addressed to the FSMA and to us at the latest on the fourth trading day following the day on which the circumstance giving rise to the disclosure occurred.

The notification can be electronically transmitted to the Company and the FSMA. The forms required to make such notifications, as well as further explanations may be found on the website of the FSMA (www.fsma.be).

Violation of the disclosure requirements may result in the suspension of voting rights, a court order to sell the securities to a third party and/or criminal liability. The FSMA may also impose administrative sanctions.

We must publish all information contained in such notifications no later than three trading days after receipt of such notification. In addition, we must mention in the notes to its annual accounts, our shareholders structure (as it appears from the notifications received). Moreover, we must publish the total share capital, the total number of voting securities and voting rights (for each class of securities (if any)), at the end of each calendar month during which one of these numbers has changed, as well as on the day on which our shares will for the first time be admitted to trading on Euronext Brussels and Euronext Paris. Furthermore, we must disclose, as the case may be, the total number of bonds convertible in voting securities (if any), whether or not incorporated in securities, to subscribe to voting securities not yet issued (if any), the total number of voting rights that can be obtained upon the exercise of these conversion or subscription rights and the total number of shares without voting rights (if any).

Unless otherwise provided by law, a shareholder shall only be allowed to vote at our meeting of shareholders the number of shares such shareholder validly disclosed at the latest twenty days before such meeting.

In accordance with U.S. federal securities laws, holders of our ordinary shares and holders of ADSs will be required to comply with disclosure requirements relating to their ownership of our securities. Any person that, after acquiring beneficial ownership of our ordinary shares or ADSs, is the beneficial owners of more than 5% of our outstanding ordinary shares or ordinary shares underlying ADSs must file with the SEC a Schedule 13D or Schedule 13G, as applicable, disclosing the information required by such schedules, including the number of our ordinary shares or ordinary shares underlying ADSs that such person has acquired (whether alone or jointly with one or more other persons). In addition, if any material change occurs in the facts set forth in the report filed on Schedule 13D (including a more than 1% increase or decrease in the percentage of the total shares beneficially owned), the beneficial owner must promptly file an amendment disclosing such change.

Disclosure of Net Short Positions

Pursuant to the Regulation (EU) No. 236/2012 of the European Parliament and the Council on short selling and certain aspects of credit default swaps, any person that acquires or disposes of a net short position relating to our issued share capital, whether by a transaction in shares or ADSs, or by a transaction creating or relating to any financial instrument where the effect or one of the effects of the transaction is to confer a financial advantage on the person entering into that transaction in the event of a decrease in the price of such shares or ADSs is required to notify the FSMA if, as a result of which acquisition or disposal his net short position reaches, exceeds or falls below 0.2% of our issued share capital and each 0.1% above that. If the net short position reaches 0.5%, and also at every 0.1% above that, the FSMA will disclose the net short position to the public.

Public Takeover Bids

The European Takeover Directive 2004/25/EC of April 21, 2004 has been implemented in Belgium through the law of April 1, 2007 on public takeovers, or the Takeover Law, the Royal Decree of April 27, 2007 on public takeovers and the Royal Decree of April 27, 2007 on squeeze-out bids.

Public takeover bids in Belgium for our shares or other securities giving access to voting rights are subject to supervision by the FSMA. The Takeover Law determines when a bid is deemed to be public in Belgium. Public takeover bids must be extended to all of the voting securities, as well as all other securities giving access to voting rights. Prior to making a bid, a bidder must publish a prospectus that has been approved by the FSMA prior to publication.

The Takeover Law provides that a mandatory bid must be launched on all our shares (and our other securities giving access to voting rights), if a person, as a result of its own acquisition or the acquisition by persons acting in concert with it or by persons acting for its account, directly or indirectly holds more than 30% of our voting securities (directly or through ADSs). In general and except for certain exceptions, the mere fact of exceeding the relevant threshold as a result of an acquisition will give rise to the obligation to launch a mandatory tender offer, irrespective of whether or not the price paid in the relevant transaction exceeds the then current market price. In such an event, the tender offer must be launched at a price equal to the higher of the two following amounts: (i) the highest price paid by the offeror or the persons acting in concert with it for the acquisition of shares during the last 12 calendar months; and (ii) the average trading price during the last 30 days before the obligation to launch a tender offer arose. No mandatory tender offer is required, amongst other things, when the acquisition is the result of a subscription for a capital increase with application of the preferential subscription rights of the shareholders. The acceptance period for the tender offer must be at least two weeks and not more than ten weeks.

In principle, the authorization granted to the board of directors to increase the share capital through contributions in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to the company by the FSMA of a public tender offer on the securities of such company. The shareholders meeting can, however, authorize the board of directors to increase the share capital by issuing shares representing not more than 10% of the existing shares of the company at the time of such a public tender offer. Such authorization was granted to our board of directors on date June 11, 2013 and, subject to acceptance by the shareholders meeting planned on June 29, 2017, shall be renewed for an additional period of five years. Those powers remain in effect for a period of three years from the date of this authorization.

Squeeze-out

Pursuant to Article 513 of the Belgian Company Code and the regulations promulgated thereunder, a person or legal entity, or different persons or legal entities acting alone or in concert, that own together with the company 95% of the securities with voting rights in a public company are entitled to acquire the totality of the securities with voting rights in that company following a squeeze-out offer. The securities that are not voluntarily tendered in response to such an offer are deemed to be automatically transferred to the bidder at the end of the procedure. At the end of the procedure, the company is no longer deemed a public company, unless bonds issued by the company are still spread among the public. The consideration for the securities must be in cash and must represent the fair value (verified by an independent expert) in order to safeguard the interests of the transferring shareholders.

The DGCL provides for shareholders appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.

Limitations on the Right to Own Securities

Neither Belgian law nor our articles of association impose any general limitation on the right of non-residents or foreign persons to hold our securities or exercise voting rights on our securities other than those limitations that would generally apply to all shareholders.

Exchange Controls and Limitations Affecting Shareholders

There are no Belgian exchange control regulations that impose limitations on our ability to make, or the amount of, cash payments to residents of the United States.

We are in principle under an obligation to report to the National Bank of Belgium certain cross-border payments, transfers of funds, investments and other transactions in accordance with applicable balance-of-payments statistical reporting obligations. Where a cross-border transaction is carried out by a Belgian credit institution on our behalf, the credit institution will in certain circumstances be responsible for the reporting obligations.

DESCRIPTION OF SECURITIES

We may offer ordinary shares, preference shares, ordinary or preference shares in the form of ADSs, warrants, units, debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt, or any combination thereof from time to time in one or more offerings under this prospectus at prices and on terms to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement and/or free writing prospectus that will describe the specific amounts, prices and other important terms of the securities.

ADSs

A description of our ordinary share ADSs can be found in our most recent Annual Report on Form 20-F as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.

Ordinary Shares

The following description is a summary of certain information relating to the rights and benefits attached to our ordinary shares, certain provisions of our articles of association and the Belgian Companies Code. Because this description is a summary, it may not contain all of the information important to you. Accordingly, this description is qualified entirely by reference to the description of our share capital and the material terms of our articles of association contained in our most recent Annual Report on Form 20-F as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with our articles of association, a copy of which has been filed as an exhibit hereto. Please see the section of this prospectus entitled “Where You Can Find More Information.”

Right to Attend and Vote at Our Meetings of Shareholders

Annual Meeting of Shareholders

Our annual meeting of shareholders is held every year on May 5, at 9am (Central European Time), at our registered office or at any other place in Belgium mentioned in the notice of the meeting. If this date is a Saturday, Sunday or a public holiday in Belgium, the meeting is held on the following day that is a business day in Belgium.

At the annual meeting of shareholders, the board of directors submits the audited statutory financial statements under Belgian GAAP and the reports of the board of directors and of the statutory auditor with respect thereto to the shareholders. The shareholders meeting then decides on the approval of the statutory financial statements under Belgian GAAP, the proposed allocation of the Company’s profit or loss, the discharge of liability of the directors and the statutory auditor, and, as the case may be, the reappointment or dismissal of the statutory auditor and/or of all or certain directors and the matters described in Article 554 of the Belgian Company Code.

Special and Extraordinary Meetings of Shareholders

Our board of directors or the statutory auditor (or the liquidators, if appropriate) may, whenever our interests so require, convene a special or extraordinary meeting of shareholders. Such meeting of shareholders must also be convened when one or more shareholders holding at least one-fifth of our share capital so demands.

Under the DGCL, special meetings of the shareholders of a Delaware corporation may be called by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation, or if not so designated, as determined by the board of directors. Shareholders generally do not have the right to call meetings of shareholders , unless that right is granted in the certificate of incorporation or the bylaws.

Notices Convening Meetings of Shareholders and Agenda

Notices of our meetings of shareholders contain the agenda of the meeting, indicating the items to be discussed as well as any proposed resolutions that will be submitted at the meeting.

One or more shareholders holding at least 3% of our share capital may request for items to be added to the agenda of any convened meeting and submit proposed resolutions in relation to existing agenda items or new items to be added to the agenda, provided that:

•	They prove ownership of such shareholding as at the date of their request and record their shares representing such shareholding on the record date; and

•

The additional items on the agenda and any proposed resolutions have been submitted in writing by these shareholders to the board of directors at the latest on the twenty-second day preceding the day on which the relevant meeting of shareholders is held.

The shareholding must be proven by a certificate evidencing the registration of the relevant shares in the share register of the company or by a certificate issued by the authorized account holder or the clearing organization certifying the book-entry of the relevant number of dematerialized shares in the name of the relevant shareholder(s).

The notice must be published in the Belgian Official Gazette (Belgisch Staatsblad / Moniteur belge) at least 30 days prior to the meeting of shareholders. In the event a second convening notice is necessary and the date of the second meeting is mentioned in the first convening notice, that period is seventeen days prior to the second meeting of shareholders. The notice must also be published in a national newspaper 30 days prior to the date of the meeting of shareholders, except if the meeting concerned is an annual meeting of shareholders held at the municipality, place, day and hour mentioned in the articles of association and whose agenda is limited to the examination of the annual accounts, the Annual Report of the board of directors, the Annual Report of the statutory auditor, the vote on the discharge of the directors and the statutory auditor and the vote on the items referred to in Article 554, paragraphs 3 and 4 of the Belgian Company Code (i.e., in relation to a remuneration report or a severance pay). Notices of all our meetings of shareholders and all related documents, such as specific board and auditor’s reports, are also published on our website.

Convening notices must be sent 30 days prior to the meeting of shareholders to the holders of registered shares, holders of registered bonds, holders of registered warrants, holders of registered certificates issued with our cooperation and to our directors and statutory auditor. This communication is made by ordinary letter unless the addressees have individually and expressly accepted in writing to receive the notice by another form of communication, without having to give evidence of the fulfillment of such formality.

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders of a Delaware corporation must be given to each shareholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting and shall specify the place, date, hour and, in the case of a special meeting, the purpose of the meeting.

Admission to Meetings

A shareholder is only entitled to participate in and vote at the meeting of shareholders, irrespective of the number of shares he owns on the date of the meeting of shareholders, provided that his shares are recorded in his name at midnight (Central European Time) at the end of the fourteenth day preceding the date of the meeting of shareholders, or the record date:

•	in case of registered shares, in our register of registered shares; or

•	in case of dematerialized shares, through book-entry in the accounts of an authorized account holder or clearing organization.

In addition, we (or the person designated by us) must, at the latest on the sixth day preceding the day of the meeting of shareholders, be notified as follows of the intention of the shareholder to participate in the meeting of shareholders:

•

In case of registered shares, the shareholder must, at the latest on the above-mentioned date, notify us (or the person designated by us) in writing of his intention to participate in the meeting of shareholders and of the number of shares he intends to participate in the meeting of shareholders with by returning a signed paper form, or, if permitted by the convening notice, by sending an electronic form (signed by means of an electronic signature in accordance with the applicable Belgian law) electronically, to us on the address indicated in the convening notice; and

•

In case of dematerialized shares, the shareholder must, at the latest on the above-mentioned date, provide us (or the person designated by us), or arrange for us (or the person designated by us) to be provided with, a certificate issued by the authorized account holder or clearing organization certifying the number of dematerialized shares recorded in the shareholder’s accounts on the record date in respect of which the shareholder has indicated his intention to participate in the meeting of shareholders.

Each shareholder has the right to attend a meeting of shareholders and to vote at the meeting of shareholders in person or through a proxy holder. The proxy holder does not need to be a shareholder. A shareholder may only appoint one person as proxy holder for a particular meeting of shareholders, except in cases provided for in the law. Our board of directors may determine the form of the proxies. The appointment of a proxy holder must in any event take place in paper form or electronically, the proxy must be signed by the shareholder (as the case may be, by means of an electronic signature in accordance with the applicable Belgian law) and we must receive the proxy at the latest on the sixth day preceding the day on which the meeting of shareholders is held.

The board of directors must maintain a register in which, for each shareholder who has duly expressed its intention to participate to the shareholders meeting, it shall record the name and address (or registered offices) of such shareholder, the number of shares it held on the registration date and for which it has expressed its intention to participate to the meeting, as well as a description of the documents evidencing that such shareholder held the relevant shares at the registration date.

Prior to participating to the shareholders meeting, the holders of securities or their proxy holders must sign the attendance list, thereby mentioning: (i) the identity of the holder of securities, (ii) if applicable, the identity of the proxy holder, and (iii) the number of securities they represent. The representatives of shareholders-legal entities must present the documents evidencing their quality as legal body or special proxy holder of such legal entity. In addition, the proxy holders must present the original of their proxy evidencing their powers, unless the convening notice required the prior deposit of such proxies. The physical persons taking part in the shareholders meeting must be able to prove their identity.

The holders of profit certificates (if any), shares without voting rights (if any), bonds (if any), warrants or other securities issued by us (if any), as well as the holders of certificates issued with our co-operation and representative securities issued by us (if any), may attend the shareholders meeting.

Pursuant to Article 7, section 5 of the Belgian Law of May 2, 2007 regarding the disclosure of major shareholdings, a transparency declaration must be made if a proxy holder that is entitled to voting rights above the threshold of 5% or any multiple of 5% of the total number of voting rights attached to our outstanding financial instruments on the date of the relevant meeting of shareholders, would have the right to exercise the voting rights at his discretion.

Votes

Each shareholder is entitled to one vote per share.

Voting rights can be suspended in relation to shares:

•	that were not fully paid up, notwithstanding the request thereto of our board of directors;

•	to which more than one person is entitled, except in the event a single representative is appointed for the exercise of the voting right;

•

that entitle their holder to voting rights above the threshold of 5% or any multiple of 5% of the total number of voting rights attached to our outstanding financial instruments on the date of the relevant general meeting of shareholders, except to the extent where the relevant shareholder has notified us and the FSMA at least twenty days prior to the date of the general meeting of shareholders on which he or she wishes to vote its shareholding reaching or exceeding the thresholds above; or

•	of which the voting right was suspended by a competent court or the FSMA.

Quorum and Majority Requirements

Generally, there is no quorum requirement for our meeting of shareholders, except as provided for by law in relation to decisions regarding certain matters. Decisions are made by a simple majority, except where the law provides for a special majority.

Under the DGCL, the certificate of incorporation or bylaws of a Delaware corporation may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Matters involving special legal quorum and majority requirements include, among others, amendment to the articles of association, issues of new shares, convertible bonds or warrants and decisions (except if decided by the board in the framework of the authorized capital) regarding mergers and demergers, dissolutions or other reorganizations, which require at least 50% of the share capital to be present or represented and the affirmative vote of the holders of at least 75% of the votes cast.

Any modification of our corporate purpose or legal form or subject to certain exceptions the possibility of acquiring own shares requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and at least 50% of the profit certificates if any and approval by a majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. At the second meeting, no quorum is required, but the relevant resolution must be approved by a majority of at least 80% of the share capital present or represented.

If the above mentioned quora are not reached, a second meeting may be convened at which no quorum requirement applies. The special majority requirement for voting, however, remains applicable.

Right to Ask Questions at Our Meetings of Shareholders

Within the limits of Article 540 of the Belgian Company Code, members of the board of directors and the auditor will answer, during the meeting of shareholders, the questions raised by shareholders. Shareholders can ask questions either during the meeting or in writing, provided that we receive the written questions at the latest on the sixth day preceding the meeting of shareholders and that they have complied with the formalities to attend the meeting of shareholders.

Dividends

All shares participate in the same manner in our profits, if any. Pursuant to the Belgian Company Code, the shareholders can in principle decide on the distribution of profits with a simple majority vote at the occasion of the annual meeting of shareholders, based on the most recent non-consolidated statutory audited annual accounts, prepared in accordance with the generally accepted accounting principles in Belgium and based on a (non-binding) proposal of the board of directors. The articles of association also authorize our board of directors to declare interim dividends subject to the terms and conditions of the Belgian Company Code.

Pursuant to Article 617 of the Belgian Company Code, dividends can only be distributed if following the declaration and payment of the dividends the amount of the company’s net assets on the date of the closing of the last financial year according to the non-consolidated statutory annual accounts (i.e., the amount of the assets as shown in the balance sheet, decreased with provisions and liabilities, all as prepared in accordance with Belgian accounting rules), decreased with the non-amortized costs of incorporation and expansion and the non-amortized costs for research and development, does not fall below the amount of the paid-up capital (or, if higher, the called capital), increased with the amount of non-distributable reserves. In addition, prior to distributing dividends, at least 5% of our annual net profit under our non-consolidated statutory accounts (prepared in accordance with Belgian accounting rules) must be allotted to a legal reserve, until the legal reserve amounts to 10% of the share capital.

The right to payment of dividends expires five years after the board of directors declared the dividend payable.

Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for either or both of the fiscal year in which the dividend is declared and the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Dividends may be paid in the form of shares, property or cash.

Appointment of Directors

Our articles of association provide that our board of directors shall be composed of at least three directors.

Under our articles of association, each of PMV-TINA Comm. V, or PMV-TINA, and Sofipôle SA, or Sofipôle, is entitled to nominate a candidate for appointment to our board of directors as long as such entity (or any of its affiliates) continues to hold a minimum number of shares. As of August 24, 2017 the number of shares was 428,071 shares for PMV-TINA and 350,000 shares for Sofipôle.

Liquidation Rights

Our company can only be voluntarily dissolved by a shareholders’ resolution passed with a majority of at least 75% of the votes cast at an extraordinary meeting of shareholders where at least 50% of the share capital is present or represented. In the event the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution of a Delaware corporation must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

In the event of the dissolution and liquidation of our company, the assets remaining after payment of all debts and liquidation expenses will be distributed to the holders of our shares, each receiving a sum on a pro rata basis.

If, as a result of losses incurred, the ratio of our net assets (on a non-consolidated basis, determined in accordance with Belgian legal and accounting rules) to share capital is less than 50%, our board of directors must convene an extraordinary general meeting of shareholders within two months of the date upon which our board of directors discovered or should have discovered this undercapitalization. At this meeting of shareholders, our board of directors needs to propose either our dissolution or our continuation, in which case our board of directors must propose measures to address our financial situation. Our board of directors must justify its proposals in a special report to the shareholders. Shareholders representing at least 75% of the votes validly cast at this meeting have the right to dissolve us, provided that at least 50% of our share capital is present or represented at the meeting. In the event the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

If, as a result of losses incurred, the ratio of our net assets to share capital is less than 25%, the same procedure must be followed, it being understood, however, that in the event shareholders representing 25% of the votes validly cast at the meeting can decide to dissolve the company. If the amount of our net assets has dropped below €61,500 (the minimum amount of share capital of a Belgian public limited liability company), any interested party is entitled to request the competent court to dissolve us. The court can order our dissolution or grant a grace period during which time we must remedy the situation. Holders of ordinary shares have no sinking fund, redemption or appraisal rights.

Preference Shares

We may issue preference shares from time to time, in one or more series. We will set forth in the applicable prospectus supplement a description of the terms and rights of the preference shares that may be offered under this prospectus, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series. Belgian company law and/or our articles of association may require shareholder approval for the establishment of a series of preference shares. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preference shares being offered.

Warrants

We may issue warrants for the purchase of our ordinary shares and/or preference shares and/or ordinary shares or preference shares in the form of ADSs and/or debt securities in one or more series. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from these securities. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of warrants being offered, as well as the complete warrant agreements and/or warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and/or forms of warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

We may evidence series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units

We may issue, in one or more series, units consisting of ordinary shares, preference shares, ordinary shares or preference shares in the form of ADSs, debt securities and/or warrants for the purchase of ordinary shares and/or preference shares and/or debt securities in any combination. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

Debt Securities

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction), unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). However, since we are a company incorporated and existing under Belgian law, certain aspects of the debt securities may be governed by compulsory provisions of Belgian law, which, if applicable, will be specified in the applicable prospectus supplement and indenture (or post-effective amendment hereto). Each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the SEC under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations and Belgian tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the obligations under the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•

the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered, dematerialized, or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. U.S. federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Unless the debt securities qualify as bonds (obligaties / obligations) under Belgian company law, we expect that each indenture and the rights of the respective holders generally may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)

reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)

waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)

makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms of our debt securities that do not qualify as bonds (obligaties / obligations) under Belgian company law, as specified in subsequent filings, may be modified without the consent of the holders.

In the event the debt securities, however, do qualify as bonds (obligaties / obligations) under Belgian company law, the rights of the respective holders may only be modified if the provisions relating to general meetings of bondholders (algemene vergadering van obligatiehouders / assemblée générale des obligataires) as set forth in the Belgian Company Code are complied with.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes. From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

TAXATION

U.S. Federal Income Tax Considerations

Our most recent Annual Report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our ordinary shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

Non-U.S. Tax Considerations

Our most recent Annual Report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material Belgian tax consequences that may be relevant to prospective investors in our ordinary shares. The applicable prospectus supplement may also contain information about any non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under the laws of Belgium. The majority of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors:

•	to obtain jurisdiction over us or our non-U.S. resident officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce judgments obtained in such actions against us or our non-U.S. resident officers and directors;

•	to bring an original action in a Belgian court to enforce liabilities based upon the U.S. federal securities laws against us or our non-U.S. resident officers or directors; and

•	to enforce against us or our directors in non-U.S. courts, including Belgian courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

The United States currently does not have a treaty with Belgium providing for the reciprocal recognition and enforcement of judgments, other than arbitral awards, in civil and commercial matters. Consequently, a final judgment rendered by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Belgium. Actions for the recognition and enforcement of judgments of U.S. courts are regulated by Articles 22 to 25 of the 2004 Belgian Code of Private International Law.

Recognition or enforcement does not imply a review of the merits of the case and is irrespective of any reciprocity requirement. A U.S. judgment will, however, not be recognized or declared enforceable in Belgium, unless (in addition to compliance with certain technical provisions) the Belgian courts are satisfied of the following:

•	the effect of the recognition or enforcement of judgment is not manifestly incompatible with (Belgian) public order;

•	the judgment did not violate the rights of the defendant;

•

the judgment was not rendered in a matter where the parties did not freely dispose of their rights, with the sole purpose of avoiding the application of the law applicable according to Belgian international law;

•	the judgment is not subject to further recourse under U.S. law;

•	the judgment is not incompatible with a judgment rendered in Belgium or with a prior judgment rendered abroad that might be recognized in Belgium;

•	the claim was not filed outside Belgium after a claim was filed in Belgium, if the claim filed in Belgium relates to the same parties and the same subject and is still pending;

•	the Belgian courts did not have exclusive jurisdiction to rule on the matter;

•	the U.S. court did not accept its jurisdiction solely on the basis of either the presence of the plaintiff or the location of the disputed goods in the United States;

•

the judgment did not concern the deposit or validity of intellectual property rights when the deposit or registration of those intellectual property rights was requested, done or should have been done in Belgium pursuant to international treaties;

•	the judgment did not relate to the validity, operation, dissolution, or liquidation of a legal entity that has its main seat in Belgium at the time of the petition of the U.S. court;

•

if the judgment relates to the opening, progress or closure of insolvency proceedings, it is rendered on the basis of the European Insolvency Regulation (EC Regulation No. 1346/2000 of May 29, 2000) or, if not, that (a) a decision in the principal proceedings is taken by a judge in the state where the most important establishment of the debtor was located or (b) a decision in territorial proceedings was taken by a judge in the state where the debtor had another establishment than its most important establishment; and

•

the judgment submitted to the Belgian court is authentic under the laws of the state where the judgment was issued; in case of a default judgment, it can be shown that under locally applicable laws the invitation to appear in court was properly served on the defendant; a document can be produced showing that the judgment is, under the rules of the state where it was issued, enforceable and was properly served on the defendant.

In addition, with regard to the enforcement by legal proceedings of any claim (including the exequatur of foreign court decisions in Belgium), a registration tax of 3% (to be calculated on the total amount that a debtor is ordered to pay) is due, if the sum of money that the debtor is ordered to pay by a Belgian court judgment, or by a foreign court judgment that is either (i) automatically enforceable and registered in Belgium or (ii) rendered enforceable by a Belgian court, exceeds €12,500. The debtor is liable for the payment of the registration tax.

A stamp duty is payable for each original copy of an enforcement judgment rendered by a Belgian court, with a maximum of €1,450.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuer by Goodwin Procter LLP, Boston, Massachusetts. Unless otherwise indicated in any accompanying prospectus supplement, certain legal matters with respect to Belgian law with respect to the validity of certain of the offered securities will be passed upon for the issuer by CMS DEBACKER SCRL, 178 Chaussée de la Hulpe, 1170 Brussels, Belgium. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Celyad and its consolidated subsidiaries incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2016 have been audited by PwC Réviseurs d’Entreprises SCCRL, having its registered office at Woluwedal 18, B-1932 Sint-Stevens-Woluwe, Belgium as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given on the authority of such firm as an expert in accounting and auditing.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Under Belgium corporate law, the shareholders of companies elect their locally registered independent public accounting firm for a mandate of three years. At the end of each mandate, the shareholders may renew the mandate for another mandate of three years, or opt for another firm.

The decision to change accountants was recommended by the audit committee to the board of directors, who proposed the change at the May 5, 2017 shareholders’ meeting.

On May 5, 2017, the shareholders at our annual shareholder’s meeting decided not to renew the independent public accounting firm mandate of PricewaterhouseCoopers Reviseurs d’Entreprises scrl, or PwC. At the time of the shareholders’ decision, PwC had been our auditor for three years.

PwC’s reports (under PCAOB standards) on our consolidated financial statements for the years ended December 31, 2016, 2015, and 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for each of the years ended December 31, 2016, 2015, and 2014, and the interim period January 1, 2017 through May 5, 2017, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the three years ended December 31, 2016, and the interim period January 1, 2017 through May 5, 2017, none of the reportable events described in paragraphs (A) through (D) of Item 16F(a)(1)(v) of Form 20-F occurred.

We engaged CVBA BDO Bedrijfsrevisoren Réviseurs d’entreprises, or BDO, as our new independent registered public accounting firm as of May 5, 2017. During the three years ended December 31, 2016, and the interim period January 1, 2017 to May 5, 2017, neither we nor anyone on our behalf consulted with BDO on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F of Form 20-F, or a reportable event, as that term is defined in Item 16F(a)(1)(v).

We have provided PwC with a copy of the disclosures it is making in response to Item 16F(a) of Form 20-F prior to the filing hereof and have requested that PwC furnish to us a letter addressed to the U.S. Securities and Exchange Commission stating whether PwC agrees with these disclosures. PwC has furnished such letter, a copy of which has been included as an exhibit to this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement. You are referred to the registration statement and the included exhibits for further information. This prospectus is qualified in its entirety by such other information.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers and file annual and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Additionally, we make these filings available, free of charge, on our website at www.celyad.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.

Information Provided by Us

We will furnish holders of our ordinary shares with annual reports containing audited consolidated financial statements and a report by our independent registered public accounting firm. The audited consolidated financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•

information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate herein by reference:

•	our Annual Report on Form 20-F for the year ended December 31, 2016;

•

our reports on Form 6-K furnished to the SEC on January 9, 2017; January 9, 2017; January  12, 2017; February 7, 2017; February 17, 2017; March 2, 2017; March  9, 2017; March 17, 2017; March  23, 2017; April 28, 2017; May  2, 2017; May 8, 2017; May  8, 2017; May 12, 2017; May  12, 2017; May 23, 2017; June  1, 2017; June 16, 2017; June  20, 2017; June  22, 2017; August 3, 2017; August 7, 2017; August 30, 2017; and August 31, 2017.

•

the description of ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on June 16, 2015 (File No. 001-37452), including any subsequent amendments or reports filed for the purpose of updating such description; and

•

any document filed in the future with the SEC under Sections 13(a) and 13(c) or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed. Any report on Form 6-K that we furnish to the SEC on or after the date of this prospectus (or portions thereof) is incorporated by reference in this prospectus only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus and that it is not subsequently superseded.

You may also request a copy of documents incorporated by reference at no cost, by contacting us orally or in writing at the following address and telephone number: Investor Relations, Rue Edouard Belin 2, 1435 Mont-Saint-Guibert, Belgium, Tel. No.: +32 10 39 41 00.

Our Annual Report on Form 20-F for the year ended December 31, 2016 and any other information incorporated by reference is considered to be a part of this prospectus. The information in this prospectus and any supplement to this prospectus, to the extent applicable, automatically updates and supersedes the information in our Annual Report on Form 20-F for the year ended December 31, 2016.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any applicable prospectus supplement(s). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

2,000,000 Ordinary Shares

Including Ordinary Shares in the Form of American Depositary Shares

PROSPECTUS SUPPLEMENT

September 11, 2019

Wells Fargo Securities	William Blair	Bryan, Garnier & Co.

Kempen